An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION; DATED MAY 16, 2025

Dome Capital, LLC

10006 Cross Creek Blvd #103.

Tampa FL 33647

JoinDome.com

Series Membership Interests Overview

Series(1)	Price to Public	Proceeds to Issuer
Dome Capital, LLC – 3142 Denver Ave
Per Interest	$10.00	$10.00
Total Maximum	$197,599	$197,599

(1) No underwriter has been engaged in connection with the offering. The securities being offered hereby will only be offered by us and persons associated with us, in reliance on the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend to distribute the series interests (as defined herein) and any other series of membership interests principally through the JoinDome.com (the “Website”) as described in greater detail under “Plan of Distribution and Subscription Procedure.”

Dome Capital, LLC is a Delaware series limited liability company (“we,” “us,” “our,” or the “Company”) that was formed to permit public investment in individual real estate properties that will be owned by individual series of our Company. Each individual series will hold the specific property that it acquires in a wholly owned subsidiary, which will be a limited liability company organized under laws of the state in which the series property is located. We are offering, on a best efforts basis, the membership interests of each series with a status of “Open” as set forth in the “Series Offering Table” up to the amount of membership interests of each of the series of the Company (the “Maximum”) without any minimum target as set forth in the above table entitled “Series Membership Interests Overview.”

All of the series of the Company offered hereunder may collectively be referred to herein as the “series” and each, individually, as a “series.” The interests of all series described above may collectively be referred to herein as the “interests” and each, individually, as an “interest” and the offerings of the interests may collectively be referred to herein as the “offerings” and each, individually, as an “offering.” Investors in each offering are referred to herein as “Investors” and “Interest Holders.”

Our series offerings are conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of a particular series is continuous, active sales of series interests may happen sporadically over the term of the offering. The securities in this offering may be offered and sold only if not more than three years have elapsed since the initial qualification date of the offering statement under which they are being offered and sold. If we plan to continue the offering beyond that period, a new offering statement will need to be filed and qualified by the SEC.

The offering will commence within two calendar days after the qualification date of the offering statement of which this offering circular is a part and end no later than the second anniversary of the qualification date of the offering statement, which period may be extended for two additional six-month periods by the Manager in its sole discretion.

We expect that there will be multiple closings for each offering at which time interests will be sold and the subscription price will be transferred to the operating account of the respective series.

The Manager will accept subscriptions to a series on a first-come, first-served basis, subject to the right to reject or reduce subscriptions for any reason in the sole discretion of the Manager, until the termination of the relevant series offering.

There will be a separate closing, or closings, with respect to each series offering. An initial closing of a series offering will take place on the date specified in the offering documents, which will be two weeks after the commencement of the offering for that series. Subsequent closings for the same series may occur every two weeks thereafter, to the extent subscriptions have been submitted for the relevant period, until the maximum offering amount for that series has been raised or the Manager, in its sole discretion, elects to advance funds for the relevant series and terminate the offering, at which point the final closing of the relevant series will occur. A subscription will be accepted or rejected in whole or in part in the Manager’s sole discretion within fifteen (15) business days following receipt of the Subscription Agreement (as defined below). No securities are being offered by existing security holders.

If an initial closing has not occurred, which means no subscriptions have been submitted, a series offering will be terminated upon the earliest to occur of (i) the date immediately following the date one week prior to three months after the date the series offering begins; and (ii) any date on which the manager elects to terminate the offering for a particular series in its sole discretion. The time period for certain offerings may be dependent on a period within which a property must be acquired based on the purchase and sale agreement, in which case the period will be disclosed in the Description of Series section of the relevant series. Pursuant to the purchase agreement, Dome Series 3142 Denver Ave will have 60-days to raise funds to purchase the Dome Series 3142 Denver Ave Property.

No escrow agent has been engaged for this offering. Subscription funds owed by investors will be deposited into a separate non-interest bearing account in the name of the respective series at the time of subscribing to an offering. Once the subscription has been accepted and a closing occurs, the funds will be transferred to an operating account in the name of the respective series.

If a series’ funds are insufficient to meet the needs of the series, the Manager will advance funds and not seek reimbursement.

Each series will be treated as a separate entity for U.S. federal income tax purposes. In addition, we intend that each series will elect to be treated as a corporation for U.S. federal income tax purposes. Since each series is separately protected under Section 18-215 of the Delaware Limited Liability Company Act (the “LLC Act”), the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under the LLC Act. Each series will be governed according to the terms of the Master Agreement and the series Designation for such series. Each series’ offering will be independent of, and not contingent upon, the other series’ offerings. You may choose to participate in one or more series’ offerings.

Mansa, Inc. will serve as manager for the Company and each series (along with its affiliates, the “Manager” or “Mansa”). The Manager is not a registered broker-dealer, an investment adviser, crowdfunding platform or other securities intermediary.

Series interests will be available for purchase exclusively through JoinDome.com and will be issued in book-entry electronic form only. The Company has engaged with Vstock Transfer, LLC (the “Transfer Agent”), which is an SEC-registered transfer agent and registrar of the series interests pursuant to Section 17A(c) of the Exchange Act.

If subscriptions are received and accepted on a closing date prior to such closing, any such subscriptions will be closed on that closing date.

All membership interests will be issued in electronic form only and will not be listed or quoted on any securities exchange.

No securities are being offered by existing security holders. Each offering is being conducted under Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in Form 1-A Offering Circular format. See “Plan of Distribution and Subscription Procedure” and “Description of Interests Offered” for additional information.

GENERALLY, NO SALE MAY BE MADE TO YOU IN AN OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sales of these securities in, any state in which such offer, solicitation or sale would be unlawful before registration or qualification of the offer and sale under the laws of such state.

An investment in the interests involves a high degree of risk. See “Risk Factors” for a description of some of the risks that should be considered before investing in the interests.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

TABLE OF CONTENTS

Dome Capital, LLC

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding:

● our development plans for our business;

● our strategies and business outlook;

● we are dependent on tenants for our revenues and vacancies could have a material impact on our financial condition;

● many of our assets are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions

● anticipated development of the Company, the Manager, each series of the Company and JoinDome.com (defined below); and

● various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations).

These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or JoinDome.com will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively herein as the “Offering Circular.” You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used in any jurisdictions where it is not unlawful to offer and sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

2

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process pursuant to Rule 251(d)(3) of Regulation A. Periodically, as we make material acquisitions or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual and other reports and information statements that we will file periodically with the SEC.

In addition, you should read the Master Agreement and the Series Designation for such series, the applicable management agreement between any such series and the Manager (each, a “Management Agreement”), the form of which is an exhibit to the Offering Statement of which this Offering Circular is a part, the form of subscription agreement to be executed by each investor in connection with each Offering (“Subscription Agreement”), the form of which is an exhibit to the Offering Statement of which this Offering Circular is a part, and the information concerning the particular Property held by any such series set forth in the “Description of the Properties” and “Use of Proceeds” sections herein, including, but not limited to any fees, which information will also be available on the Website (for each Property, information can be found on such Property’s individual page of the Website), and any related offering and/or series materials on the Website and approved by us prior to making an investment decision (collectively, the “series Materials”).

The offering statement and all supplements and reports that we have filed or will file in the future can be obtained from the SEC’s website, www.sec.gov or at Dome’s website at www.joindome.com. The contents of the Website (other than the series Materials) are not incorporated by reference in or otherwise a part of this Offering Circular.

The Manager will be permitted to make determinations as to whether potential purchasers of interests in the offerings are “qualified purchasers” (as defined below) in reliance on the information and representations provided by the potential purchasers regarding the potential purchasers’ financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

IMPORTANT NOTICES TO INVESTORS

INVESTMENT IN THE INTERESTS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THESE OFFERINGS UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERINGS, INCLUDING THE MERITS AND RISKS INVOLVED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS MADE BY THIS OFFERING CIRCULAR, NOR HAS ANY PERSON BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS OFFERING CIRCULAR FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN SECURITIES DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

3

THE PURCHASE PRICES OF THE SECURITIES TO WHICH THIS OFFERING CIRCULAR RELATES HAVE BEEN DETERMINED BY THE ISSUER AND DO NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF ANY SERIES OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE SERIES AND THE TERMS OF THE OFFERINGS, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

The interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As Tier 2 offerings pursuant to Regulation A, the offerings will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the securities offered hereby are offered and sold only to “qualified purchasers” or at a time when the securities are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D of the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in the securities does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of their annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, the Manager reserves the right to reject any investor’s subscription in whole or in part for any reason, including if it determines in its sole and absolute discretion such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

1.	has an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person;

2.	has earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and has a reasonable expectation of the same income level in the current year;

3.	has certain professional certifications, designations or credentials or other credentials issued by an accredited educational institution, as designated by the SEC; or

4.	with respect to investments in a private fund, are “knowledgeable employees” of the fund, as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

4

The list above is non-exhaustive; prospective investors should review Rule 501 of Regulation D for more details on whether they are an “accredited investor.” If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details in this regard.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated, excluding the value of an investor’s primary residence (including furnishings) and automobiles.

MARKET AND OTHER INDUSTRY DATA

This Offering Circular includes market and other industry data and estimates that are based on the Manager’s knowledge and experience in the markets in which we plan to operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Offering Circular, and we believe our estimates to be accurate as of the date of this Offering Circular or such other date stated in this Offering Circular. However, this information may prove to be inaccurate because of For the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Offering Circular, and estimates and beliefs based on that data, may not be reliable.

Series Offering Table

Series Name	Series Property	Offering Price per Interest	Maximum Offering Size	Maximum Membership Interests	Opening Date	Closing Date	Offering Status	Acquisition Status from Third Party	Acquisition Status from Related Party	Lease Status
Dome Capital, LLC - 3142 Denver Ave	3142 Denver Ave, Lorain, OH 44055, USA	$10.00	$197,599	19,759	Not Yet Qualified	Not Yet Qualified	Not Yet Qualified	N/A	Under Contract	Active
Total			$197,599	19,759

5

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere herein and in the Exhibits hereto. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in the interests. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

The Company:	A limited purpose Delaware limited liability company that will form separate series. Each series will hold, directly or through a subsidiary limited liability company, one property as its primary asset.

Target Assets and Offering Per Series Interest:

The Company has formed and will continue to form separate series from time to time, each for the purpose of offering a unique investment opportunity for eligible investors to benefit from the performance of curated and fully managed real estate properties. The property acquired by each series may include developed residential or commercial real estate, undeveloped land, or any other real estate identified by the Manager (each a “Property,” and collectively along with properties owned by each series, the “Properties”). The Manager in its sole discretion shall acquire a Property for each series. Each series will acquire properties with the goal of implementing one of the following strategies: (i) rehabilitating the property and subsequently selling it for a profit (“Fix and Flip”); (ii) holding the property and renting it with the purpose of selling it within five (5) to ten (10) years (“Buy and Hold”); and holding the property and renting it out to a tenant where a specified amount of the rent will accumulate towards ownership in the relevant property, which will be held by the series for fifteen (15) to thirty (30) years (“Build Ownership”). If the Manager chooses to acquire undeveloped land, the development period will be between one (1) and three (3) years dependent upon the size of the project and the hold period will be between three (3) to five (years). In each case, the primary assets of each series will be the subject Property. See the sections entitled “Description of series [] and “Management” for further information.

The potential assets of the series and assets acquired by additional series may collectively be referred to herein as the “Target Assets.” It is not anticipated that any of the series would own any assets other than said interest in such Target Assets, plus certain cash reserves, property management, taxes, maintenance, insurance, utilities and other expenses pertaining to the series and amounts earned from the monetization of such Target Assets.

Securities Offered:	Investors will acquire membership interests in a series of the Company, each of which is intended to be a separate series of the Company for purposes of assets and liabilities. It is intended that owners of interests in a series will only have assets, liabilities, profits and losses pertaining to the specific Target Asset owned by that series. See the “Description of Interests Offered” section for further details. The interests will be non-voting except with respect to certain matters set forth in the Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”). The purchase of membership interests in a series of the Company is an investment only in that series (and with respect to that series’ Target Asset) and not an investment in the Company as a whole.

Investors:	Each Investor must be a “qualified purchaser.” See “Plan of Distribution and Subscription Procedure – Investor Suitability Standards” for further details. The Manager may, in its sole discretion, decline to admit any prospective Investor, or accept only a portion of such Investor’s subscription, regardless of whether such person is a “qualified purchaser”.

Manager:	Mansa, Inc., a Delaware corporation, will serve as the manager of the Company and of each series (the “Manager”) The Manager and/or its affiliates may, from time to time, purchase interests in cash, at their discretion, on the same terms and conditions as the Investors. Further information regarding the Manager, including its officers, manager and members, are set forth in the section entitled “Management.”

Minimum Interest Purchase:	The minimum subscription by an Investor is one (1) Interest in a series. The Purchase Price will be payable in cash in United States Dollars at the time of subscription. There is no minimum investment requirement on additional purchases after you have purchased the minimum amount, however, the Manager may revise the minimum purchase requirements in the future or, in certain instances, elect to waive any minimum purchase requirement.

Maximum Interest Purchase:	There is no maximum amount of interests of a particular series that may be purchased by an investor. The Purchase Price will be payable in cash in United States Dollars at the time of subscription pursuant to a subscription agreement.

Offering Size:	There is no minimum offering amount for the sale of interests in each offering. The maximum interests offered per series is set forth in the “Series Membership Interests Overview” table set forth above.

6

Offering Period/Closings:

No series will offer or sell interests until the offering statement of which this Offering Circular forms a part has been qualified by the SEC.

The offerings are being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of interests of a series is continuous, active sales of interests may happen sporadically over the term of the offerings. The securities in this offering may be offered and sold only if not more than three years have elapsed since the initial qualification date of the offering statement under which they are being offered and sold. If we plan to continue the offering beyond that period, a new offering statement will need to be filed and qualified by the SEC.

The offering will commence within two (2) calendar days after the first qualification date of the offering statement of which this Offering Circular forms a part and, unless earlier terminated by the Manager, the Company will offer interests until no later than the second anniversary of such qualification date, which period may be extended for two additional six-month periods by the Manager in its sole discretion.

We expect that there will be multiple closings for each offering at which time Shares will be sold and the subscription price will be transferred to the operating account of the respective series. There will be a separate closing, or closings, with respect to each series offering. An initial closing of a series offering will take place on the date specified in the offering documents, which will be two weeks after the commencement of the offering for that series. Subsequent closings for the same series may occur every two weeks thereafter, to the extent subscriptions have been submitted for the relevant period, until the maximum offering amount for that series has been raised or the Manager, in its sole discretion, elects to advance funds for the relevant series and terminate the offering, at which point the final closing of the relevant series will occur.

If an initial closing has not occurred, which means no subscriptions have been submitted, a series offering will be terminated upon the earliest to occur of (i) the date immediately following the date one week prior to three months after the date the series offering begins; and (ii) any date on which the manager elects to terminate the offering for a particular series in its sole discretion

A subscription will be accepted or rejected in whole or in part in the Manager’s sole discretion within fifteen (15) business days following receipt of the Subscription Agreement. The Manager will accept series subscriptions on a first-come, first-served basis, subject to the right to reject or reduce subscriptions for any reason in the sole discretion of the Manager, until the termination of the relevant series offering.

If subscriptions are received and accepted on a closing date prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but are not accepted by the Company prior to such closing, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. If funds are rejected by the Company for a particular series (e.g., if a series has been fully subscribed), the Company, the investor will be refunded promptly. The acceptance of subscriptions is subject to the Company’s discretion and availability of series offerings. The Company cannot guarantee that all submitted subscriptions will be accepted, and investors are advised to consider this when planning their investments.

If a series’ funds are insufficient to meet the needs of the series, the Manager will advance funds and not seek reimbursement.

Since the offerings are being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, any closing for interests you purchase may occur in the middle of a month, in which case you will be eligible to receive distributions beginning with the month in which you purchase your interests calculated on a pro-rata basis, based on the number of days in the applicable month that you owned such interests. For example, if you purchase the interests in an offering on the 15th day of a month, and assuming such month has 30 days and that the distributions to be paid per Interest for that month equal $0.50, you will receive an initial distribution of $0.25 per Interest for that month (calculated based on the 15 days you held the Interest, or 50% of the total distribution on those interests).

Additional Investors:	After each closing, no Interest Holder participating in such closing will be required to make additional capital contributions with respect to the applicable offering. If a series’ funds are insufficient to meet the needs of the series, the Manager will advance funds and not seek reimbursement,. The Manager has no current plans or intentions of undertaking any of the foregoing, but may do so if the Manager deems any such action necessary or appropriate to meet the needs of the series.

Use of Proceeds:	The proceeds received in the offering will be applied in the following order of priority of payment:

●	Acquisition Cost of the Underlying Properties: Actual cost of the underlying property of a series paid to property seller;

●	Management Fee Each Series will also pay the Manager a Monthly Management Fee of ten percent (10%) of the gross monthly rent for each property, as set forth in the applicable series description. The Manager may adjust the Monthly Management Fee at its sole discretion, but at no time will the Monthly Management Fee exceed ten percent (10%) of gross monthly rent. The Monthly Management Fee will be calculated by the Manager acting in its sole discretion, based on factors such as the purchase cost of a Property, the amount of rental income generated by a Property, the general condition of a Property, and rental market in the area in which a Property is located.

●	Offering Expenses: We will reimburse the manager for offering expenses actually incurred in connection with a series offering. In general, these costs include legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering;

●	Acquisition Fee: We will pay the manager an Acquisition Fee ranging from one percent (1%) to six percent (6%) of the purchase cost of each property. The Acquisition Fee for each Series will be calculated by the Manager acting in its sole discretion, based on several factors including the purchase price of the property, as well as sourcing and due diligence costs incurred in connection with the expected acquisition of the property by such Series. In general, these expenses include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, appraisal (or valuation), development and acquisition of the property related to a series.

●	Listing Fee We will pay the manager a Listing Fee ranging from one percent (1%) of the purchase cost of each property.

The Manager will be responsible for all offering expenses on behalf of each series and may at its sole discretion, be reimbursed by the series through the proceeds of the series offering for offering expenses actually incurred. Each series will be responsible for its Acquisition Expenses which it will pay out of the proceeds of its offering and will reimburse the manager for such costs as well as for certain other costs. See “Use of Proceeds to Issuer,” for further details.

In the case of the offerings hereunder, the Manager has agreed to pay and be reimbursed for Offering Expenses.

See “series Use of Proceeds” under each series description for more information on the specific use of proceeds for each series.

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Operating Expenses:

“Operating Expenses” are costs and expenses attributable to the activities of the series (collectively, “Operating Expenses”), including:

(i) costs incurred in managing the Target Asset, including, but not limited to property management, taxes, maintenance, insurance, and utility costs (the “Property Management Expenses”);

(ii) costs incurred in preparing any reports and accounts of the series, including any tax filings and any annual audit of the accounts of the series (if applicable) or costs payable to any third-party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;

(iii) any indemnification payments; and

(iv) any and all non-property insurance premiums, or expenses in connection with the Target Asset (as described in “Description of the Business – Business of the Company”).

If the Operating Expenses exceed the amount of revenues generated from the Target Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the series and be entitled to reimbursement of such amount from future revenues generated by the series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional interests to be issued in order to cover such additional amounts.

Certain Target Assets will be revenue-producing assets from inception. As such, for such Target Assets, we may not require Operating Expenses Reimbursement Obligations unless and until the First Year Operating Expenses are depleted. See discussion of “Description of the Business – Operating Expenses” for additional information.

Further Issuance of Interests:	A further issuance of interests of the series may be made in the event the Property Management Expenses exceed the income generated from the Target Asset and any cash reserves (including the Reserve for First Year Operating Expenses) and the Company does not take out sufficient amounts under the Operating Expenses Reimbursement Obligation to pay such excess Property Management Expenses, nor does the Manager pay such amounts and does not seek reimbursement.

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Distributable Cash:

The Company will only pay distributions from Target Assets that are revenue producing. Only those assets acquired as part of its Buy and Hold and Build Ownership strategies are expected to be revenue producing and may not be so immediately. Once a Target Asset is able to pay distributions, such distributions shall be made monthly for revenue producing assets and upon the sale of the Target Asset for those acquired under the Fix and Flip strategy. All distributions shall be made at the sole discretion of the Manager and the Manager reserves the right to withhold or terminate distributions for any series at its sole discretion.

“Distributable Cash” shall mean the net income (as determined under U.S. generally accepted accounting principles (“GAAP”)) generated by a series plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) for such series. The Manager may maintain Distributable Cash funds in a deposit account or an investment account for the benefit of each series.

A series will typically generate Distributable Cash from revenue-generating events of such series. Whether a series will have Distributable Cash and pay distributions depends on the strategy of the relevant series. For a series acquiring a Target Asset under the Buy and Hold strategy, the series will derive revenue from rental payments generated by the Target Asset, which revenue will be used to pay expenses, fees and distributions during a period of approximately five to ten years while the series operates the Target Asset. For a series acquiring a Target Asset under the Build Ownership strategy, the series is expected to derive revenue from rental payments generated by the Target Assets, which revenue will be used to pay expenses, fees and distributions during a period of approximately fifteen to thirty years. For a Target Asset acquired under the Buy and Hold and Build Ownership strategies, revenues may also be derived from the disposition of the relevant Target Asset upon disposition. For undeveloped land acquired, the development period is expected to be between one (1) to three (3) years and the series is expected to derive revenue within three (3) to five (5) years. The frequency with which such events occur, or the timing of when such revenue is actually distributed to Members, is dependent on the rental income of the Target Asset, cash reserves in such series, ongoing contractual obligations of a series, potential sales of the Target Assets and other revenue-generating events which do not occur on a fixed or set time period (e.g. quarterly or monthly) but which will recur on an ongoing basis so long as revenue is generated.

Other series will only derive revenue from the disposition of the Target Asset, which will typically occur following the rehabilitation of such Target Assets. The Company is targeting a sale of such Target Assets within six to twelve months of acquisition for the Fix and Flip strategy, which includes the rehabilitation phase and time to market and sell the Target Asset. The frequency with which such an event occurs or the timing of when such revenue is actually distributed to Members, is dependent on the sale price of the Target Asset, ongoing contractual obligations of a series and any remaining expenses and fees owed by the series.

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Distribution Rights:

The Manager has sole discretion in determining what distributions of Distributable Cash, if any, are made to Interest Holders of the series of interests.

In managing the cashflows of the series, the Manager shall act as follows:

First, at closing of the offering, the proceeds will be generally allocated as provided in such series Use of Proceeds estimated herein.

Then, the series will begin to operate and the Target Assets are expected to start generating Gross Revenues.

Depending on the cashflow and financial performance of the series, the Manager may, at its discretion, allocate a portion of cash to reserves to cover ongoing expenses of the series, if any, that are not covered by the reserves provided in the Use of Proceeds.

At such time there is Distributable Cash following such period, such Distributable Cash shall be allocated 75% to the Interest Holders of the series of interests on a pro rata percentage basis and 25% to the Manager, which amount the Manager may decrease in its sole discretion.

The Manager is not guaranteeing and there is no guarantee that any series will generate Distributable Cash.

Timing of Distributions:	The Manager shall use its best efforts to make distributions of Distributable Cash on a monthly basis, if any.

Manager Duties:	The Manager may not be liable to the Company, any series or the Interest Holders for errors in judgment or other acts or omissions not amounting to fraud, willful misconduct or gross negligence, since provision has been made in the Operating Agreement for exculpation of the Manager. Therefore, Investors have a more limited right of action than they would have absent the limitation in the Operating Agreement.

Indemnification:

To the fullest extent permitted by applicable law, subject to approval of each series Manager, all officers, directors, shareholders, partners, members, employees, representatives or agents of the Manager or a series Manager, or their respective affiliates, employees or agents (each, a “Covered Person”) shall be entitled to indemnification from such series (and the Company generally) for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the series Manager, or such series and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement and any series Agreement, except that no Covered Person shall be entitled to be indemnified for any loss, damage or claim incurred by such Covered Person by reason of fraud, deceit, gross negligence, willful misconduct or a wrongful taking with respect to such acts or omissions; provided, however, that any indemnity under the Operating Agreement shall be provided out of and to the extent of the assets of the such series only, and no other Covered Person or any other series or the Company shall have any liability on account thereof.

To the fullest extent permitted by applicable law, subject to approval of a series Manager, all expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by such series prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such series of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in the Operating Agreement.

Transfers:	The Manager may refuse a transfer by an Interest Holder of its Interest(s) if such transfer would result in (a) the assets of the series being deemed “plan assets” for purposes of ERISA, (b) result in a change of U.S. federal income tax treatment of the Company and/or the series, or (c) the Company, the series of interests or the Manager being subject to additional regulatory requirements. Furthermore, as the interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), transfers of interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws and there is a right of first refusal on transfers of interests and other restrictions as provided in the Operating Agreement.. See “Description of Interests Offered – Limitations on Transferability” for more information.

Where to Buy:	Series interests will be available for purchase exclusively on JoinDome.com. Series interests will be issued in book-entry electronic form only.

Governing Law:	The Company and the Operating Agreement will be governed by Delaware law and any dispute in relation to the Company and the Operating Agreement is subject to the dispute resolution provisions set forth therein. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement, it would be required to do so in compliance with these dispute resolution provisions.

Risk Factors:	Investing in the interests involves a high degree of risk. See “Risk Factors” beginning on page 11.

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RISK FACTORS

The interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the interests, whether via the JoinDome.com, via third party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective Investors should consider before investing in the interests. Prospective Investors should obtain their own legal and tax advice prior to making an investment in the interests and should be aware that an investment in the interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the interests.

Risks relating to the structure, operation and performance of the Company

An investment in an offering is a speculative investment and, therefore, no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in series interests. For this reason, each prospective subscriber for series interests should carefully read this Offering Circular. All such persons or entities should consult with their legal and financial advisors prior to making an investment in the interests.

An investment in an offering constitutes only an investment in that series and not in the Company, any other series or the Target Asset.

A purchase of interests in a series does not constitute an investment in the Company, any other series of the Company, or the Target Asset directly. This results in limited voting rights of the Investor, which are solely related to such series. Investors will have voting rights only with respect to certain matters, primarily relating to the removal of the Manager for “cause.” The Manager thus retains significant control over the management of the Company and the Target Asset. Furthermore, because the interests in the series do not constitute an investment in the Company as a whole, holders of the interests in the series will not receive any economic benefit from, or be subject to the liabilities of, the assets of any other series. In addition, the economic interest of a holder in a series will not be identical to owning a direct undivided interest in the applicable Target Asset(s) of a series because, among other things, a series may be required to pay corporate taxes before distributions are made to the holders, and the Manager will receive a fee in respect of its management of the applicable Target Asset.

Each of our Company’s series will hold an interest in a single property, a non-diversified investment.

We intend for each of our series, either directly or through its wholly-owned subsidiary, to own and operate a single property. Each series’ return on its investment will depend on the revenues generated by such property and the appreciation of the value of the property over time. These, in turn, are determined by such factors as national and local economic cycles and conditions, financial markets and the economy, competition from existing properties as well as future properties and government regulation (such as tax and building code charges). The value of a property may decline substantially after a series purchases it.

There is no public trading market for series securities.

There is currently no public trading market for any of our interests, and we do not intend or expect that any such market will ever develop. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your interests.

There may be state law restrictions on an Investor’s ability to sell the interests.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. We do not know whether our securities will be registered, or exempt, under the laws of any states. There may be significant state blue sky law restrictions on the ability of Investors to sell, and on purchasers to buy, series interests. Investors should consider the resale market for our securities to be limited. Investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

Lack of operating history; Manager has not previously offered investment programs.

The Company and each series were recently formed, have generated nominal revenues and have limited operating history upon which prospective Investors may evaluate their performance. In addition, as required under FINRA Rule 2310(b)(3)(D), the Manager advises prospective Investors that it has not previously offered investment programs. No guarantee can be given that the Company and any series will achieve their investment objectives, the value of any Target Asset will increase or that any Target Asset will be successfully monetized.

Limited Investor appetite.

Due to the start-up nature of the Company, there can be no guarantee that the Company will reach its funding target from potential Investors with respect to any series or future proposed series. In the event the Company does not reach a funding target, it may not be able to achieve its investment objectives by acquiring additional Target Assets through the issuance of further series and monetizing them together with the Target Asset(s) to generate distributions for Investors. In addition, if the Company is unable to raise funding for additional series, this may impact any investors already holding interests as they will not see the benefits which arise from economies of scale following the acquisition by other series of additional Target Assets and other monetization opportunities.

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There are few, if any, businesses that have pursued a strategy or investment objective similar to the Company’s.

We believe that few, if any, other companies crowdfund real estate ownership interests in real estate with varying strategies including Buy and Hold, Fix and Flip and Build Ownership, or proposes to run a website for crowdfunding of interests in real estate in the manner that we propose to operate. The Company and the interests may not gain market acceptance from potential investors, potential real estate sellers or service providers within the real estate industry, including insurance companies, property managers, or maintenance partners. This could result in an inability of the Manager to operate the Target Asset profitably. This could impact the issuance of further series and additional Target Assets being acquired by the Company. This would further inhibit market acceptance of the Company and if the Company does not acquire any additional Target Assets, Investors would not receive any benefits which arise from economies of scale (such as reduction in offering costs as a large number of Target Assets may be listed on subsequent offering circulars, group discounts on insurance and the ability to monetize Target Assets).

Offering amount may exceed value of Target Asset at Sale.

The size of an offering may exceed the purchase price of the relevant Target Asset as at the date of such offering (as the proceeds of the offering in excess of the purchase price of the Target Asset will be used to pay certain fees). If the Target Asset had to be sold and there has not been substantial appreciation of the Target Asset prior to such sale, there may not be sufficient proceeds from the sale of the Target Asset to repay Investors the amount of their initial investment or any additional profits in excess of this amount.

Failure to Make Distributions of Distributable Cash to Interest Holders.

Property Management Expenses shall be the responsibility of the series. The Company will maintain a reserve for estimated Property Management Expenses for each Target Asset. However, if the Operating Expenses of a Target Asset exceed the amount of revenues generated from that Target Asset, the Manager may in its sole discretion, (a) pay such Operating Expenses and not seek reimbursement, (b) convert the Target Asset to a short-term rental property; and/or (c) liquidate the property, pending market conditions.

There is no guarantee that the Company will have Distributable Cash for any series and as a result, there is no guarantee that any series will be able to pay distributions to Members. Further, depending on market conditions, the Manager may sell a Target Asset for less than it could have been sold for, reducing the amount of distributions, if any, Investors may receive. The Manager may determine that a Target Asset should be sold for less than it was acquired, in which case the relevant series will not pay distributions upon the sale of the Target Asset.

Reliance on the Manager and its personnel.

The successful operation of the Company (and therefore, the success of the series interests) is in part dependent on the ability of the Manager to source, acquire and manage the Target Assets. As Mansa has only been in existence since 2021 and is an early-stage startup company, it has no significant operating history within the real estate sector, which evidences its ability to find, acquire, manage and utilize the Target Assets.

The success of the Company (and therefore, the interests) will be highly dependent on the expertise and performance of the Manager and its team, its expert network and other professionals (which include third party experts) to find, acquire, manage and utilize the Target Assets. There can be no assurance that these individuals will continue to be associated with the Manager. The loss of the services of one or more of these individuals could have a material adverse effect on the Target Assets, in particular, their ongoing management and use to support the investment of the Interest Holders.

Furthermore, the success of the Company and the value of the interests is dependent on there being critical mass from the market for the interests and also the Company being able to acquire a number of Target Assets in multiple series of interests so that the Investors can benefit from economies of scale which arise from holding more than one Target Asset (e.g., a reduction in offering costs if a large number of Target Assets are listed on subsequent offering circulars at the same time). In the event that the Company is unable to source additional Target Assets due to, for example, competition for such Target Assets or lack of Target Assets available in the marketplace, then this could materially impact the success of the Company and its objectives of acquiring additional Target Assets through the issuance of further series of interests and monetizing them together with the Target Asset.

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Liability of investors between series of interests.

The Company is structured as a Delaware series limited liability company that issues different series of interests for each Target Asset. Each series of interest will merely be a separate series and not a separate legal entity. Under Section 18-215 of the Delaware Limited Liability Company Act, a limited liability company agreement may establish or provide for the establishment of one (1) or more designated series of members, managers, limited liability company interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the limited liability company or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware law, and in the past certain jurisdictions have not honored such interpretation. If the Company’s series limited liability company structure is not respected, then Investors may have to share any liabilities of the Company with all investors and not just those who hold the same series of interests as them. Furthermore, while we intend to maintain separate and distinct records for each series of interests and account for them separately and otherwise meet the requirements of Delaware law, it is possible a court could conclude that the methods used did not satisfy Section 18-215 of the Delaware Limited Liability Company Act and thus potentially expose the assets of such series to the liabilities of another series. The consequence of this is that Investors may have to bear higher than anticipated expenses which would adversely affect the value of their interests or the likelihood of any distributions being made by a particular series to its Investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by 18-215 of the Delaware Limited Liability Company Act in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series of interests should be applied to meet the liabilities of the other series of interests or the liabilities of the Company generally where the assets of such other series of interests or of the Company generally are insufficient to meet our liabilities.

If any fees, costs and expenses of the Company are not allocable to a specific series of interests, they will be borne proportionately across all of the series of interests. Although the Manager will allocate fees, costs and expenses acting reasonably and in accordance with its sole discretion, there may be situations where it is difficult to allocate fees, costs and expenses to a specific series of interests and therefore, there is a risk that a series of interests may bear a proportion of the fees, costs and expenses for a service or product for which another series of interests received a disproportionately high benefit.

Potential breach of the security measures of JoinDome.com.

The highly automated nature of the JoinDome.com website through which potential investors acquire interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The website processes certain confidential information about investors, the real estate sellers and the Target Assets. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the website, the Company, the Manager or the Company’s service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the website could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose the Company to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of the Manager’s and the Company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the website are exposed and exploited, the relationships between the Company, investors, and any other users could be severely damaged, and the Company or the Manager could incur significant liability or have their attention significantly diverted from utilization of the Target Assets, which could have a material negative impact on the value of interests or the potential for distributions to be made on the interests.

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Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, the Company, and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the property sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the website. Any security breach, whether actual or perceived, would harm the reputation of the Company and as a result, the Company could lose investors. This would impair the ability of the Company to achieve its objectives of acquiring additional Target Assets through the issuance of further series of interests and monetizing them together with the Target Asset.

Risks relating to the Offerings

We are offering series interests pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make the series interests less attractive to investors.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements which may make an investment in series interests less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedent regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A reduces the attractiveness of the interests, we may be unable to raise the funds necessary to fund future offerings, which could impair our ability to develop a diversified portfolio of properties and create economies of scale, which may adversely affect the value of the interests or the ability to make distributions to Investors.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to penalties.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

If our Company were to be required to register under the Investment Company Act or the manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each series and the manager may be forced to liquidate and wind up each series or rescind the offerings for any of the series.

Our Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the manager is not and will not be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. Our Company and the Manager has taken the position that the properties are not “securities” within the meaning of the Investment Company Act or the Investment Advisers Act, and thus series assets will consist of less than 40% investment securities under the Investment Company Act and the Manager is not and will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If our Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each series and the manager may be forced to liquidate and wind up each series or rescind the offerings for any of the series or the offering for any other series.

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Possible Changes in Federal Tax Laws.

The Internal Revenue Code (the “Code”) is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting the Company, a series, or an investment in any series of interest of the Company would be limited to prospective effect. Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Risks Related to the Company

Our real estate and real estate-related assets are subject to the risks typically associated with real estate.

Our real estate and real estate-related assets are subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including: natural disasters such as hurricanes, earthquakes, and floods; acts of war or terrorism, including the consequences of terrorist attacks; adverse changes in national and local economic and real estate conditions; an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants; changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws; costs of remediation and liabilities associated with environmental conditions affecting properties; and the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

These factors may have a material adverse effect on the value that we can realize from our assets.

Pandemics similar to the COVID-19 pandemic could have material negative effects on our planned operations.

We face risks related to disease outbreaks, such as COVID-19. An outbreak of a contagious disease such as COVID-19, particularly to the extent it becomes a pandemic, could significantly disrupt our business operations. The effects of such an outbreak may include closures and disruptions to businesses, financial markets and the overall economy, and may adversely affect real estate and leasing prices. Any such impact may affect our ability to maintain occupancy rates or leasing prices with respect to our series’ rental properties. The ultimate impact of any pandemic or similar event on our business operations, however, is highly uncertain and subject to change and will depend on future developments, which cannot be accurately predicted, including additional or modified government actions, new information that will emerge concerning the severity and impact of such an event and the actions taken in response to such an event, among others.

The actual rents we receive for the properties in our portfolio may be less than estimated market rents, and we may experience a decline in realized rental rates from time to time, which could adversely affect our financial condition, results of operations and cash flow.

As a result of potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our estimated market rents across the properties in our portfolio. In addition, depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted.

A series may not make a profit if it sells a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

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We may not have control over costs arising from rehabilitation of properties.

We may elect to acquire properties which may require rehabilitation, although we do not intend on acquiring properties that require extensive rehabilitation. Nonetheless, we may acquire affordable properties that we will rehabilitate and convert to market rate properties. Consequently, we may retain independent general contractors to perform the actual physical rehabilitation and/or construction work and will be subject to risks in connection with a contractor’s ability to control rehabilitation and/or construction costs, the timing of completion of rehabilitation and/or construction, and a contractor’s ability to build in conformity with plans and specification.

From time to time, at the sole discretion of management, a series may utilize a construction loan to fund the rehabilitation of a property. There are unique risks associated with rehabilitation and construction loans.

Rehabilitation loans involve particular risks, involving, among other things, the timeliness of the project’s completion, the integrity of appraisal values, whether or not the completed property can be sold for the amount anticipated, and the length of the ultimate sale process.

If rehabilitation work is not completed (due to contractor abandonment, unsatisfactory work performance, or various other factors) and all the loan funds have already been expended, then, in the event of a default, we may have to invest significant additional funds to complete rehabilitation work. Any such investment would be recuperated by us. If the value of an uncompleted property is materially less than the amount of the loan, even if the work were completed, then, upon a default, we might need to invest additional funds in order to recoup all or a portion of the investment. Default risks also exist when it takes a borrower longer than anticipated either to construct or resell the property, or if the borrower does not receive sufficient proceeds from the sale to repay the corresponding loan in full.

Disposition of properties may not occur as projected.

The Company anticipates that the properties each series acquires under the Fix and Flip strategy will be resold within a six to twelve month time period for renovation and sale transactions, a five to ten year period for properties that it acquires under its Buy and Hold strategy, and a fifteen to thirty year period for properties it acquires under its Build Ownership strategy. The Company anticipates disposition within a three-to-five-year period for land development transactions as management deems it in the best interest of the Company and its stakeholders. Nevertheless, it may not be possible to sell any particular property within that time frame, or at all. Such delays in disposing of properties could result in losses to the Company and the investors of this offering, and delay or prevent investors from getting returns or their initial investment back.

Properties acquired under the Buy and Hold strategy that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to Interest Holders. In addition, the resale value of the property could be diminished because the market value of our properties may depend upon the value of the cash flow generated by the leases associated with that property. Such a reduction in the resale value of a property could also reduce the value of Interest Holders’ investments.

Further, a decline in general economic conditions in the markets in which our investments are located or in the U.S. generally could lead to an increase in tenant defaults, lower rental rates and less demand for real estate space in those markets. As a result of these trends, we may be more inclined to provide leasing incentives to our tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

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Among the strategies the Company plans to utilize is development or redevelopment of properties. There are a number of risks involved in investing in development, redevelopment and undeveloped properties.

The Company anticipates that it will invest in existing properties that require varying degrees of development. In addition, some properties may be under construction or under contract to be developed or redeveloped. Properties that involve development or redevelopment will be subject to the general real estate risks described above and will also be subject to additional risks, such as unanticipated delays or excess costs due to factors beyond the control of the Company. These factors may include (without limitation):

●	adverse weather;

●	earthquakes and other “force majeure” events;

●	changes in building plans and specifications;

●	zoning, entitlement and regulatory concerns, including changes in laws, regulations, elected officials and government staff;

●	material and labor shortages;

●	increases in the costs of labor and materials;

●	changes in construction plans and specifications;

●	rising energy costs; and

●	delays caused by the foregoing (which could result in unanticipated inflation, the expiration of permits, unforeseen changes in laws, regulations, elected officials and government staff, and losses due to market timing of any sale that is delayed).

Delays in completing any development or renovation project will cause corresponding delays in the receipt of operating income and, consequently, the distribution of any cash flow by the Company with respect to such property.

Each series depends on tenants for our revenue, and lease defaults or terminations could reduce each series’ net income and limit its ability to make distributions to Investors.

The success of our investments materially depends on the financial stability of our tenants. A default or termination by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a tenant defaults on or terminates a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to you.

Although not likely, properties invested in by the Company that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Company’s profitability.

Under the Americans with Disabilities Act of 1990 (the “ADA”), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company or in which it makes a property investment may not be in compliance with the ADA. If a property is not in compliance with the ADA, then the Company may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Company.

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We have no established investment criteria limiting the geographic concentration of series investments in real estate and real estate-related assets. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Certain of our investments in real estate and real estate-related assets may be in one geographic location or secured by a single property or properties in one geographic location. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Compliance with governmental laws, regulations and covenants that are applicable to certain of our investments may adversely affect our business and growth strategies.

Certain of our investments, including single family homes and small multifamily properties, are subject to various covenants, local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our investments as rental properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to certain properties, including prior to acquiring those properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals. Our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on us and cause the value of series interests to decline.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our Interest Holders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

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The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our Interest Holders.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on Interest Holders’ investments.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incur a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

Our investment strategy for each property may be different and although we intend to provide liquidity to investors by selling our properties, either within six to twelve months under our Fix and Flip strategy, five to ten years under our Buy and Hold strategy and fifteen to thirty years under our Build Ownership strategy and three to five years for the acquisition of undeveloped land, our operating agreement does not require our Manager to pursue such a liquidity transaction. The timing of the sale of any of our assets is within the sole discretion of our Manager and will depend on a variety of factors including real estate and financial markets, economic conditions in areas in which properties are located, and federal income tax effects on Interest Holders, that may prevail in the future. We cannot guarantee that we will be able to liquidate any of the assets we acquire within a specific period of time, if at all. If we decide to liquidate all of our properties, we would likely remain in existence until all our investments are liquidated. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your interests may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties and other investments for the price, on the terms or within the timeframe that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements.

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As a result, we continue to expect that many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We have significant competition with respect to our acquisition of properties and other investments with many other companies, including REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire properties and other investments at higher prices than our competitors and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

Many of our investments are susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both real estate and residential real estate properties.

If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses.

Analysis of the value or income-producing ability of a property is highly subjective and may be subject to error. Our Manager will value our potential investments based on yields and risks, taking into account estimated future losses on select real estate equity investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases, at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

The Manager may have a conflict of interest as it manages multiple series, the Company, and an affiliate company of ours that invests in properties using similar strategies to that of the Company, any of which could result in the Manager not acting in the best interest of a particular series.

Since the Manager receives compensation from each series, there are potential conflicts of interest that may affect the decision-making of the Manager as it manages each series and the Company. For example, it may be in the best interest of the Manager for its personnel to focus more time rendering services to certain series as opposed to others. In addition, the Manager manages Invesync, LLC, a Florida limited liability company, which is 100% owned by Shakiel Humayun, the President of the Manager, acquires properties in the United States. The Manager may also manage other affiliate companies in the future. Any of these conflicts of interest could result in less net rental income or a decline in the Property value of the series in which you invest. In addition, each series expects to enter into similar agreements, none of which are expected to be negotiated at arm’s length, and accordingly, such terms may be less favorable than if the series received a loan or management services from a non-affiliate.

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In addition, since many of the Properties are located in nearby neighborhoods, if the Manager receives an interested tenant or purchaser of a property in a given neighborhood, the Manager may direct the interested individual to a Property owned by a series that is not the series in which you invested.

One or more series may have conflicts of interest with the Manager and other affiliates, which could result in investment decisions that are not in your best interest.

There are numerous potential conflicts of interest between the interests of the series and the interests of the Manager and its other affiliates, including conflicts arising out of the allocation of personnel, capital and time to devote to the activities of a specific series.

Examples of these potential conflicts of interest include:

●	Competition for the time and services of Manager personnel that work for one or more series;

●	The Manager has considerable discretion with respect to the terms and timing of maintenance, leasing and liquidity transactions;

●	The possibility that the competing demands for the time of the Manager, its affiliates and our officers may result in them spending insufficient time on the Property, which may result in the Property missing rental opportunities or maintenance requirements, which could reduce the profitability of the Property and the value of your investment; and

●	The Manager and/or its affiliates may lend money to the Company or any series to cover Operating Expenses (as defined below) and any shortfalls in the event we do not raise enough money.

Any of these and other conflicts of interest between the series and the Manager could have a material adverse effect on the returns on your investments.

Risks Related to Ownership of Series Interests

You will have only limited “major decision” rights regarding our management and it will be difficult to remove our Manager, therefore, you will not have the ability to actively influence the day-to-day management of our business and affairs.

Our Manager has sole power and authority over the management of our Company and each individual series. Furthermore, our Manager may only be removed for “Good Cause” meaning fraud, deceit, gross negligence, willful misconduct or a wrongful taking, bad faith, death, disability or disappearance, etc.

To remove the Manager for “Good Cause”, Members holding in excess of 75% of the percentage interests, must approve. Therefore, you will not have an active role in our Company’s management and it would likely be difficult to cause a change in our management. As a result, you will not have the ability to alter our management’s path if you feel they have erred.

Lack of voting rights.

The Manager has a unilateral ability to amend the Operating Agreement in certain circumstances without the consent of the Investors, and the Investors only have limited voting rights in respect of the series of interests. Investors will therefore be subject to any amendments the Manager makes (if any) to the Operating Agreement and also any decision it takes in respect of the Company and the series of interests, which the Investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions and such amendments or decisions may not be in the best interests of all of the Investors as a whole but only a limited number.

Furthermore, the Manager can only be removed as manager of the Company and each series of interests in very limited circumstances. Investors would therefore not be able to remove the Manager merely because they did not agree, for example, with how the Manager was operating an Target Asset.

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Funds from purchasers accompanying subscriptions for the interests will not accrue interest prior to admission of the subscriber as an Investor in the series of interests, if it occurs, in respect of such subscriptions.

The funds paid by purchasers for the interests will go into the Company’s general operating account and be allocated to the specific series which is subject of the investment. Purchasers will not have the use of such funds or receive interest thereon pending the completion of the offering. No subscriptions will be accepted and interests sold unless valid subscriptions for the offering are received and accepted prior to the termination of the Offering Period. If we terminate the offering prior to accepting a subscriber’s subscription, funds will be returned promptly, without interest or deduction, to the proposed Investor.

POTENTIAL CONFLICTS OF INTEREST

We have identified the following conflicts of interest that may arise in connection with the interests, in particular, in relation to the Company, the Manager and the Target Assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective Investors should consider before investing in the interests.

Manager’s Fees and Compensation

None of the compensation set forth under “Compensation to Manager and Its Affiliates” was determined by arms’ length negotiations. It is anticipated that the commissions and profits received by the Manager may be higher or lower depending upon market conditions.

This conflict of interest will exist in connection with Company management and Investors must rely upon the duties of the Manager of good faith and fair dealing to protect their interests, as qualified by the Operating Agreement.

The Manager has the right to retain the services of other firms, in addition to or in lieu of the Manager, to perform various services, asset management, property management, and other activities in connection with the business that is described in this Offering Circular.

Other series or Businesses

The Manager may engage for its own account, or for the account of others, in other business ventures, similar to that of the Company or otherwise, and neither the Company nor any Investor shall be entitled to any interest therein.

The Company will not have independent management and it will rely on the Manager for the operation of the Company. The Manager will devote only so much time to the business of the Company as is reasonably required. The Manager will have conflicts of interest in allocating management time, services and functions between its existing business interests other than the Company and any future entities which it may organize as well as other business ventures in which it may be involved. The Manager believes it has sufficient staff available to be fully capable of discharging its responsibilities to all such entities.

The Manager, acting in the same capacities for other investors, companies, partnerships or entities, may result in competition with individual series, including other series. There are no restrictions on the Manager, or any of its affiliates, against operating other businesses in such competition with the Company. If the Manager or any of its affiliates did operate such a business that competed for clients with the Company, it could substantially impair the Company’s financial results.

Manager Affiliation with Majority Owners

The Manager may independently determine to invest in certain assets owned by individual series. The Manager may derive compensation from its membership in these assets in addition to any compensation earned as a Manager of the individual series.

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Lack of Independent Legal Representation

The Members have not been separately represented by independent legal counsel in connection with the Company’s organization or in their dealings with the Manager. The Investors must rely on the good faith and integrity of the Manager to act in accordance with the terms and conditions of this offering. The terms of the management of the business and the operating agreement have all been prepared by the Company. Therefore, the terms of these agreements have not been negotiated in an arms’ length transaction, and there is no assurance that the Company could not have obtained more favorable terms from a third party for any of these agreements. PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN LEGAL COUNSEL FOR LEGAL ADVICE IN CONNECTION WITH THIS INVESTMENT.

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to Investors and the value of the interests. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

DILUTION

Dilution means a reduction in value, control or earnings of the interests the Investor owns. There will be no dilution to any Investors associated with the offerings herein. However, from time to time, additional series interests may be issued in order to raise capital to cover such series’ ongoing operating expenses. See “Description of the Business – Operating Expenses” for further details.

USE OF PROCEEDS

The offering included in this Offering Circular are being made through series and not the Company generally. Investors will acquire membership interests in a series of the Company only, each of which is intended to be a separate series of the Company for purposes of assets and liabilities. Owners of interests in a series will only have assets, liabilities, profits and losses pertaining to the specific Target Asset owned (directly or indirectly) by that series. As such, the use of proceeds of the offerings included herein are specific to such series and are included in the description of each series.

Generally, the allocation of the net proceeds of each specific series represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, and our future revenues and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth. The Manager reserves the right to modify the use of proceeds based on the factors set forth in each series’ use of proceeds. In the event that less than the maximum interests are sold in connection with an offering, the use of proceeds may need to be proportionally adjusted.

PLAN OF DISTRIBUTION AND SUBSCRIPTION PROCEDURE

Plan of distribution

We are managed by Mansa, Inc. d/b/a Dome, (the “Manager”), a Delaware corporation. The Manager owns and operates the website called JoinDome.com (the Website and any successor websites used by the Company for the offer and sale of interests, the “Website”), which is licensed to the Company via the Management Agreement, through which investors will be able to indirectly invest, through series of the Company’s interests, in fractional real estate ownership interests that have been historically difficult to access for many market participants. Through the use of the Website, investors will be able to browse and screen the potential investments and sign legal documents electronically. We intend to distribute the interests exclusively through the Website. We will make the Website available to investors just prior to the qualification of this Offering Circular and will insert campaign page screenshots for each series at that time. Below is a screen shot of the Website home page.

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dome
How it works
FAQ

Desktop
Affects all resolutions

Invest in real estate without loans.

Dome makes it easy for you to own high value assets through co-investing instead of borrowing with high fees and interest.

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Join →

1. Browse properties

Browse commercial or residential opportunities to rent or flip, maximizing your real estate investment potential and portfolio growth.

2. Buy shares

Invest by purchasing fractional shares with co-investors. Simple and transparent co-ownership with no loans, no barriers, just shared return.

3. Earn passive income

Enjoy rental income and property appreciation, while benefiting from professional management and minimal hassle.

* Screenshots provided are for illustration purposes only and not indivcative of actual expected returns. As with any investment, returns are not guaranteed.

Pass off all of the heavy lifting.

We save you time and money by taking care of the ownership and investment process. Our team handles the research, vetting, bookkeeping, acquiring the property, managing the property, tenant management, and selling the asset.

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Renovation plans
3 complete / 2 in progress / 5 not started
All
Exterior (4)
Interior (3)
Plumbing (1)
Electrical (1)
Task 01
Remove carpet and install laminate flooring.
Task 02
Install new kitchen cabinets and granite countertops.
Task 03

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Neither Manager nor any other affiliated entity involved in the offer and sale of the interests is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the interests.

Our series offerings are conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of a particular series is continuous, active sales of series interests may happen sporadically over the term of the offering. The securities in this offering may be offered and sold only if not more than three years have elapsed since the initial qualification date of the offering statement under which they are being offered and sold. If we plan to continue the offering beyond that period, a new offering statement will need to be filed and qualified by the SEC.

The term of each series offering will commence within two calendar days after the qualification date of the offering statement of which this offering circular is a part and, unless earlier terminated by the Manager, end no later than the second anniversary of the qualification date of the offering statement, which period may be extended for two additional six-month periods by the Manager in its sole discretion.

Each of the offerings are being conducted under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) and therefore, only offered and sold to “qualified purchasers.” As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that our interests are offered and sold only to “qualified purchasers” or at a time when our interests are listed on a national securities exchange.

The offering price for each series (the “Purchase Price”) will be determined by the Manager and will be equal to the aggregate of (i) the purchase price of the potential property being targeted for that series, including initial rehab and capital expenditures, if any, (the “Asset Cost”) and (ii) the Due Diligence Fee, as applicable.

Each offering is being conducted on a best-efforts basis without any minimum target. We expect that there will be multiple closings for each offering at which time interests will be sold and the subscription price will be transferred to the operating account of the respective series. A subscription will be accepted or rejected in whole or in part for any reason in the Manager’s sole discretion within fifteen (15) business days following receipt of the Subscription Agreement. The Manager will accept series subscriptions on a first-come, first-served basis, subject to the right to reject or reduce subscriptions for any reason in the sole discretion of the Manager, until the termination of the relevant series offering.

An initial closing of a series offering will take place on the date specified in the offering documents, which will be two weeks after the commencement of the offering for that series. Subsequent closings for the same series may occur every two weeks thereafter, to the extent subscriptions have been submitted for the relevant period, until the maximum offering amount for that series has been raised or the Manager, in its sole discretion, elects to advance funds for the relevant series and terminate the offering, at which point the final closing of the relevant series will occur.

If an initial closing has not occurred, which means no subscriptions have been submitted, a series offering will be terminated upon the earliest to occur of (i) the date immediately following the date one week prior to three months after the date the series offering begins; and (ii) any date on which the manager elects to terminate the offering for a particular series in its sole discretion. The time period for certain offerings may be dependent on a period within which a property must be acquired based on the purchase and sale agreement, in which case the period will be disclosed in the Description of Series section of the relevant series. Pursuant to the purchase agreement, Dome Series 3142 Denver Ave will have 60-days to raise funds to purchase the Dome Series 3142 Denver Ave Property.

No securities are being offered by existing security holders.

Those persons who want to invest in our interests must sign a subscription agreement for the particular series of interests, which will contain representations, warranties, covenants, and conditions customary for offerings of this type for limited liability companies. See “—How to Subscribe” below for further details. A copy of the form of subscription agreement for each series is filed as Exhibit 4.1 to the offering statement of which this offering circular forms a part.

No escrow agent has been engaged for this offering. Subscription funds owed by investors will be deposited into a separate non-interest bearing account in the name of the respective series at the time of subscribing to an offering. Once the subscription has been accepted and a closing occurs, the funds will be transferred to an operating account in the name of the respective series.

If subscriptions are received and accepted on a closing date prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but are not accepted by the Company, in whole or in part prior to such closing, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. The acceptance of subscriptions is subject to the Company’s discretion and availability of series offerings. The Company cannot guarantee that all submitted subscriptions will be accepted, and investors are advised to consider this when planning their investments.

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Those persons who want to invest in the interests must consent electronically to a Subscription Agreement, which will contain representations, warranties, covenants, and conditions customary for private placement investments in limited liability companies, see “How to Subscribe” below for further details. A copy of the form of Subscription Agreement is attached as Exhibit 4.1.

Each series of interests will be issued in book-entry form without physical stock certificates.

The Company will pay all of the expenses incurred in this offering that are not covered by the Due Diligence Fee, including fees to legal counsel, but excluding fees for counsel or other advisors to the Investors and fees associated with the filing of periodic reports with the Commission and future blue sky filings with state securities departments, as applicable. Any Investor desiring to engage separate legal counsel or other professional advisors in connection with this offering will be responsible for the fees and costs of such separate representation.

Investor Suitability Standards

The interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the interests of the Company (in connection with this series or any other series offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our Manager will be permitted to make a determination that the subscribers of interests in these offerings are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.

An investment in a series interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in the interests. See “Risk Factors.”

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Minimum and Maximum Investment Amounts

The minimum subscription by an Investor is one (1) interest in a series. The Purchase Price will be payable in cash in United States Dollars at the time of subscription. There is no minimum investment requirement on additional purchases after you have purchased the minimum amount, however, the Manager may revise the minimum purchase requirements in the future or, in certain instances, elect to waive any minimum purchase requirement.

There is no maximum amount of interests of a particular series that may be purchased by an investor. The Purchase Price will be payable in cash in United States Dollars at the time of subscription pursuant to a subscription agreement.

Fees and Expenses

See “Use of Proceeds to Issuer” for a description of the specific expenses for each offering.

Offering Expenses

The Manager will generally be responsible for certain fees, costs and expenses incurred in connection with the offering of the interests associated with that series (the “Offering Expenses”). Offering Expenses consist of legal, accounting, underwriting, filing and compliance costs, as applicable, related to a specific offering (and excludes ongoing costs described in Operating Expenses).

The Manager has agreed to pay and be reimbursed for Offering Expenses incurred with respect to this offering.

Operating Expenses

Each series of interests will have “Operating Expenses” which are costs and expenses attributable to the activities of the series (collectively, “Operating Expenses”), including:

(i) costs incurred in managing the Target Asset, including, but not limited to property management, taxes, maintenance, insurance, and utility costs (the “Property Management Expenses”);

(ii) costs incurred in preparing any reports and accounts of the series, including any tax filings and any annual audit of the accounts of the series (if applicable) or costs payable to any third-party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;

(iii) any indemnification payments; and

(iv) any and all non-property insurance premiums, or expenses in connection with the Target Asset (as described in “Description of the Business – Business of the Company”).

The Manager has agreed to pay and be reimbursed for Offering Expenses incurred with respect to this offering.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular Supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular Supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

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The Offering Statement and all supplements and reports that we have filed or will file in the future can be read on the Commission’s website at www.sec.gov or in the legal section for such series on the Website. The contents of the Website (other than the Offering Statement, this Offering Circular and the Appendices and Exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential Investors who are “qualified purchasers” may subscribe to purchase interests. Any potential Investor wishing to acquire any interests must:

1. Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in any of the interests is suitable for you.

2. Review the Subscription Agreement (including the “Investor Qualification and Attestation” attached thereto) on the Website application and click “Agree” to consent to the completed Subscription Agreement using electronic signature. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3. Once the completed Subscription Agreement is electronically signed, an integrated online payment provider will transfer funds in an amount equal to the purchase price for such interests you have applied to subscribe for (as set out on the front page of your Subscription Agreement) to the Company.

4. The Manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. The Manager will contact you directly if required. A fully executed subscription agreement for any particular investor in a series offering will be accepted or rejected by the manager within fifteen (15) days of being received. The Manager reserves the right to reject any subscriptions, in whole, for any or no reason within such 15-day period.

5. Once the review is complete, the Manager will inform you whether or not your application to subscribe for such interests is approved or denied and if approved, the number of interests you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. The Manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions for any reason in the sole discretion of the Manager, until the termination of the relevant series offering.

6. If all or a part of your subscription in a particular series is approved, then the number of interests you are entitled to subscribe for will be issued to you in book-entry form upon the closing.

By accepting the Subscription Agreement, you agree to be bound by the terms of the Subscription Agreement, the series Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”) and the applicable series Agreement. The Company and the Manager will rely on the information you provide in the Subscription Agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for the Manager to verify your status as a “qualified purchaser”. If any information about your “qualified purchaser” status changes prior to you being issued the interests, please notify the Manager immediately using the contact details set out in the Subscription Agreement.

For further information on the subscription process, please contact the Manager using the contact details set out in the “Where to Find Additional Information” section.

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DESCRIPTION OF INTERESTS OFFERED

The following is a summary of the principal terms of, and is qualified by reference to the Operating Agreement, attached hereto as Exhibit 2.2, the series Agreement, attached hereto as exhibits as it relates to each specific series, and the Subscription Agreement, attached hereto as Exhibit 4.1, relating to the purchase of the applicable series of interests. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective Investor. In the event that the provisions of this summary differ from the provisions of the Operating Agreement, series Agreement or the Subscription Agreement (as applicable), the provisions of the Operating Agreement, series Agreement or the Subscription Agreement (as applicable) shall apply. Capitalized terms used in this summary that are not defined herein shall have the meanings ascribed thereto in the Operating Agreement or series Agreement.

Series Agreement

Each series will have its own Series Agreement and a Subscription Agreement. The Series Agreement and/or the Website for such series, will include a description of the following investment details, among other things:

● Such Member classes as the series Manager may determine to be necessary, appropriate, or advantageous for operation of the series and meeting its business objectives.

● The Minimum and Maximum Dollar Amounts for each series, if any, based on the amount of Capital Contributions needed to acquire, operate and improve the Target Asset(s).

● The Minimum Investment Amount required of an individual Investor by each series.

● A tabular summary of the sources and uses of proceeds of the Capital Contributions raised by each series.

● The important dates relative to acquisition of the Target Asset(s) or Capital Contributions needed for each series.

Rights and Liabilities of Members

The rights, duties and powers of Members are governed by the Operating Agreement and the discussion herein of such rights, duties and powers is qualified in its entirety by reference to such Operating Agreement and Act. Members who become Members in a series in the manner set forth herein will be responsible for the obligations of the series and will be liable only to the extent of their agreed upon capital contributions. Members may be liable for any return of capital plus interest if necessary to discharge liabilities existing at the time of such return. Any cash distributed to Members may constitute, wholly or in part, return of capital.

Members will have very limited control over the management of the Company or the series. Our Manager has sole power and authority over the management of our Company and the individual series, subject only to certain rights of our Members and our membership as a whole, to consent on certain major decisions. Furthermore, our Manager may only be removed for “Good Cause”, meaning willful misfeasance, bad faith, gross negligence or reckless disregard by the Manager in the performance of its duties, the criminal conviction of a federal or state securities law or any other criminal wrong-doing. To remove the Manager for “Good Cause”, Members holding in excess of 75% of the percentage interests, or (ii) Members holding in excess of 75% of the outstanding percentage interests owned by disinterested Members must approve.

Therefore, you will not have an active role in our Company’s management and it will be difficult to cause a change in our management.

Interest Subscriptions

Interests in each series will be sold for a set price per interest. To purchase interests in an individual series, an Investor must deliver to the Company a Subscription Agreement in the form attached to this Offering Circular as Exhibit 4.1 by completing the online submission at JoinDome.com.

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Rights, Powers and Duties of Manager

Subject to the right of the Members to vote on specified matters, the Manager will have sole control of the business operations of the series. The Manager is not required to devote full time to Company and series affairs but only such time as is required for the conduct of Company and series business. The Manager acting alone has the power and authority to act for and bind the Company or an individual series.

The Manager is granted the special power of attorney of each Member for the purpose of executing the documents which the Members have expressly agreed to execute and deliver or which are required to be executed, delivered and/or filed under applicable law.

Meetings

The Manager may call a meeting of an individual series. Unless the notice otherwise specifies, all meetings will be held at the office of the Company. Members have the rights to call meetings accorded to them under the Operating Agreement or the individual series Agreement and applicable law.

Accounting and Reports

Right of Inspection; Provision of Records to Members

Each Member has the right, upon reasonable request, for purposes reasonably related to the interest of that person as a Member, to inspect and copy during normal business hours any of the records required to be maintained by the Manager under the Act.

The Manager will furnish to a Member a copy of any amendment to the articles of organization or operating agreement executed by the Manager pursuant to a power of attorney from the Member.

Members will be limited to the inspection of the books and records of the individual series in which they are a Member.

Annual Report

At such time as the Company has more than thirty-five (35) Members, each of the following shall apply:

The Manager will cause an annual report to be sent to each of the Members not later than one hundred twenty (120) days after the close of the Fiscal Year. The report, which may be sent by electronic transmission, will contain a balance sheet as of the end of the Fiscal Year and an income statement and a statement of cash flows for the Fiscal Year.

Members representing at least five (5) percent of the percentage interests, or three or more Members, may make a written request to the Manager for an income statement of the Company for the initial three-month, six-month, or nine-month period of the then-current Fiscal Year ending more than 30 days prior to the date of the request, and a balance sheet of the Company as of the end of such period. The statement will be delivered or mailed to the Members within thirty (30) days thereafter.

The financial statements will be accompanied by the report, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of the Manager that the financial statements were prepared without audit from the books and records of the Company.

Tax Information

The Company will send or cause information to be sent in writing to each Member within ninety (90) days after the end of each taxable year the information necessary to complete federal and state income tax or information returns. Based on the Company’s intention to treat each series as a corporation for tax purposes, the primary reporting Members should expect is through Form 1099.

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Voting Rights of Members

The affirmative vote of a majority of interests of all of the Members associated with a series shall be required for the Company to merge or consolidate with or into, or convert into, another entity, but not to enter into a joint venture arrangement with another party.

A series Manager may be removed at any time, for Good Cause, by the decision of such series Members owning more than seventy-five percent (75%) of the interests in that series.

Certain actions may require both a majority of all percentage interests in the Company and the consent of the Manager, as provided in such series Agreement.

The disposition by the Company of all or substantially all of the Company’s assets includes the disposition of all or substantially all of the assets of all of the Company’s subsidiaries in a single transaction or series of transactions but expressly excludes a sale of the assets of any single series that owns a single Target Asset, which may be made by the Manager without the consent of Members.

Withdrawal from a Series

Each series implementing the Buy and Hold strategy expects to operate for approximately five (5) to ten (10) years at which time the Target Asset of the series will be sold. Each series implementing the Fix and Flip strategy expects to operate for approximately six (6) to twelve (12) months from the time such series acquires a property Each series implementing the Build Ownership strategy expects to operate for approximately fifteen (15) to thirty (30) years from the time such series acquires a property and each series acquiring undeveloped land expect to operate for approximately three (3) to five (5) years. Following the sale or transfer of the Target Assets of each series, the Members shall receive a return of their capital, if available. The Members should not expect withdrawal prior to this time.

Dissolution and Winding-Up

The series Manager may dissolve the series at any time once the series’ Target Asset(s) have been sold. The dissolution may only be ordered by the series Manager or the Company, not by an owner of series interests or by any Member of the series. Upon dissolution of a series, all Members of that series will participate in the series’ liquidating distributions, in accordance with the distributions in effect during the term and thereafter in proportion to their relative capital accounts.

Limitations on Transferability

The Operating Agreement and Series Agreement place substantial limitations upon transferability of the interests. Any transferee (including a donee) must be a person or entity which would have been qualified to purchase an interest in this offering and a transferee may not become a substituted Member without the consent of the Manager. A transferee who does not become a substituted Member will own an economic interest which entitles him or her only to the share of income or return of capital to which the transferor would be entitled. In addition, there are certain rights of first refusal on any transfer.

Term of the Company

The Manager intends to operate the Company on a perpetual basis until a dissolution event.

Dispute Resolution

The Company and the Operating Agreement will be governed by Delaware law and any dispute in relation to the Company and the Operating Agreement is subject to the dispute resolution provisions set forth therein. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement, it would be required to do so in compliance with these dispute resolution provisions.

Listing

The interests are not currently listed or quoted for trading on any national securities exchange or national quotation system.

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DESCRIPTION OF THE BUSINESS

Overview

The Company was formed in the State of Delaware as a series limited liability company on January 18, 2023. There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administrative expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

Dome Capital, LLC intends to democratize the ownership of real estate and allow the benefits of ownership at a fraction of the historical cost.

Our Series Limited Liability Company Structure

Each series will acquire one property and implement either a Buy and Hold strategy, Fix and Flip or Build Ownership strategy, or in the case of land, develop real estate on such land. The Buy and Hold strategy may include the acquisition of single-family, small multifamily or commercial properties. Single-family and multifamily properties are typically tenant-occupied homes with fixed lease terms (of six-months or one-year) as opposed to short-term vacation rentals like VRBO or Airbnb. The Fix and Flip strategy will involve the acquisition of single-family homes in need of extensive repairs or commercial properties, which repairs will be completed by the Company prior to a sale of the property. The Build Ownership strategy will involve the acquisition of single-family homes with the purpose of renting each home to a tenant who will have the opportunity to own the house after a pre-determined period of time, with rental payments providing the tenant with periodic increases in ownership of the property.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series are segregated and enforceable only against the assets of such series, as provided under Delaware law.

Investment Objective

Our primary investment objectives are to:

●	realize growth in the value of our Property investments;

●	maximize net operating income; and

●	preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Property Acquisition Strategy

We intend to acquire properties on an opportunistic basis. We will focus on acquiring market ready properties or properties requiring renovation, which may include existing income-producing properties, in neighborhoods exhibiting growing rental demand, strong rental growth rates, and in geographic regions which exhibit steady real estate asset appreciation. Our expected target markets are neighborhoods surrounding metropolitan statistical areas of at least one million (1,000,000) residents, which we estimate having historical ROI and capitalization rates ranging from approximately four percent (4%) to seven percent (7%) for properties. In addition, we expect to target cities with growing populations, or cities that show strong demand.

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Investment Process

The Manager has the authority to make all the decisions regarding the series’ investments consistent with the investment objectives and leverage policies approved by the Manager and subject to the limitations in the Operating Agreement and the Series Designation for such series.

The Manager will focus on the sourcing, acquisition and management of real estate properties. The Manager will source investments from former and current financing and investment partners, third-party intermediaries, competitors looking to share risk and investment, and securitization or lending departments of major financial institutions.

In selecting investments, the Manager will utilize its investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that the Manager will consider when evaluating prospective opportunities include:

●	macroeconomic conditions that may influence operating performance;

●	real estate market factors that may influence real estate valuations, real estate financing or the economic performance of real estate generally;

●	fundamental analysis of the real estate, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

●	real estate and leasing market conditions affecting the Properties;

●	the cash flow in place and projected to be in place over the expected holding period of the Properties;

●	the appropriateness of estimated costs and timing associated with capital improvements of the Properties;

●	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the Properties;

●	review of third-party reports, including appraisals, engineering and environmental reports;

●	physical inspections of the real estate and analysis of markets; and

●	the overall structure of the investment and rights in the transaction documentation.

The Manager will analyze each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the real estate asset.

Acquisition Mechanics

Typically, each series will acquire its series property prior to the commencement or closing of that series’ offering. Each series property will be fully described in the offering circular as it may be amended to include new series offerings. In each such offering circular, information relating to the series property being offered, such as the description and specifications of the series property, the purchase price of the series property and the relevant terms of purchase, will be disclosed. It is not anticipated that a series will own any assets other than its series property, plus cash reserves for maintenance, insurance and other expenses pertaining to the series property and amounts earned by the series from the monetization of the series property, if any. Each series may hold the specific property that it acquires in a wholly-owned subsidiary which would be a limited liability company organized under laws of the state in which the series property is located. A series may acquire its property either from an unaffiliated third party or from an affiliate. The differences in these acquisition methods are described below:

1.	Acquisition of a Series Property from an Unaffiliated Third-Party Seller

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If a new property is to be acquired for a new series prior to the establishment of that series, the manager will enter into a purchase and sale agreement with the third-party seller to acquire the property on behalf of the new series. The manager will negotiate with the third-party seller on behalf of the to-be-organized series the purchase price for the new property and related purchase terms and conditions which will be specified in an offer to purchase real estate agreement, or purchase and sale agreement, by and between the manager and the property seller, a form of which has been filed as an exhibit to the offering statement of which this offering circular is a part. Once the new series is established, the manager will either assign the purchase and sale agreement to that series or the purchase and sale agreement will be re-executed with the new series as the buying party.

Typically, a series will hold its property in a wholly owned limited liability company subsidiary organized in the state where the property is located.

Purchase price funds to acquire a new property from a third party will either be all cash provided by the proceeds of an offering or some combination of mortgage proceeds and cash. If a property is purchased entirely with cash without any financing, the series may later obtain mortgage financing for the property, to the extent such financing is available at favorable rates, and the manager in its discretion may determine to distribute certain proceeds from such financing to investors as more fully discussed under “Leverage Policy”, above. The funding and closing of the property acquisition may take place prior to the beginning of the series offering, during the offering or at the time of closing of the offering. If the property acquisition closing takes place prior to the closing of the series offering, the cash component of the property purchase price will be provided by the manager as a loan to the series for payment to the third-party seller. In turn, the series will issue to the manager a promissory note in the amount of the manager’s loan. In addition, if a mortgage is not able to be obtained, or obtained at favorable rates, from a third-party lender, the manager or an affiliate may provide such financing at a reasonable market interest rate. The proceeds of the new series offering, net of sales commissions, if any, will be used to repay the outstanding balance, plus accrued but unpaid interest, on the promissory note (and, if applicable, mortgage loan) issued to the manager. The series will also pay the manager a sourcing fee as indicated below in the use of proceeds table for the series. If by the termination date of the offering the series does not raise sufficient funds in the offering to repay the manager the outstanding principal balance on the promissory note (and, if applicable, mortgage loan), (i) the available net proceeds of the offering will be used to pay down the promissory note and/or the mortgage loan to the extent possible and (ii) any outstanding balance on the promissory note will be converted into interests in the series and issued to the manager. Such interests will be valued at the same price as offered to investors in the series offering.

2.	Acquisition of a Series Property from the Manager or an Affiliate of the Manager

If the entity selling the property to a series is the manager or an affiliate of the manager who had previously purchased the property from a third-party seller, the series will purchase the property (or a 100% interest in the LLC that may own the property) at a purchase price equal to the price the manager or affiliate actually paid for the property (inclusive of acquisition and closing costs). The series will also pay the manager (or the affiliate of the manager) the sourcing fee as indicated in the use of proceeds table for the particular offering. The series will purchase the property through the issuance to the manager (or the affiliate of the manager) of a promissory note in the full amount of the purchase price of the series property inclusive of acquisition and closing costs. Typically, a series will hold its property in a wholly owned limited liability company subsidiary organized in the state where the property is located. The series will repay the promissory note, along with accrued interest at a to-be-determined annual interest rate, with net proceeds from the series offering. If the property is purchased without any mortgage financing (in which case the note would reflect an all cash amount required to acquire the property), the series may later obtain mortgage financing for the property, to the extent such financing is available at favorable rates, and the manager in its discretion may determine to distribute certain proceeds from such financing to Investors. Prior to the repayment of the note, the manager (or the affiliate of the manager) will retain all rental income derived from the series property, net of concessions, taxes, insurance, HOA dues and costs of repair. If the series does not raise sufficient funds in its offering to fully repay the promissory note within the 12 months following the date of the offering circular amendment relating to that series, the balance due on the promissory note, along with accrued but unpaid interest, will be converted into interests in the series at the series offering price.

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The manager reserves the right to adjust the acquisition mechanics described above in its sole discretion. To the extent that the manager does so adjust the acquisition mechanics in any material way, we will file a supplement to this offering circular to reflect such material adjustment.

Disposition Policies

We intend to hold and manage the Properties underlying each series for an indefinite period of time. If the Manager, acting in its sole discretion, decides to sell a particular property, it will seek to achieve a selling price that maximizes the distributions to investors based on then-current market conditions. We cannot assure you that this objective will be realized.

Pursuant to the management agreement of each series, the Manager may determine that it is in the best interests of members to dispose of a Property. The determination of when a particular Property should be sold or otherwise disposed of will be made by the Manager, acting in its sole discretion, after consideration of relevant factors, including, but not limited to, prevailing and projected economic conditions, whether the value of the Property is anticipated to appreciate or decline substantially, how any existing lease agreements on a Property may impact the potential sales price, and any other factors that the Manager may deem relevant.

Following the sale of a Property, the Manager will distribute the proceeds of such sale pro-rata to the holders of the interests of a series (after payment of any accrued liabilities or debt on the Property or of the series at that time).

Industry

Residential Housing

Residential housing is the largest real estate asset class in the United States, with approximately 140 million total housing units and a total value of more than $43.4 trillion according to Zillow.com. The single-family rental market has grown in recent years as homeownership rate has declined following the global financial crisis, and the Covid-19 pandemic. We believe this decline in homeownership is due to a number of factors. First, mortgage financing for the consumer is now harder to obtain due to conservative mortgage underwriting standards which arose after the global financial crisis. Many Americans have limited credit and do not have the liquidity required to put a down payment on a home. Second, we believe that the U.S. is undergoing a demographic shift away from the desire to own a home and that Americans are looking for more flexibility and mobility in their housing. Finally, over the recent years, home prices have increased faster than wage growth which has created an affordability problem for potential homeowners. We believe these factors have shifted the landscape in the U.S. housing market over the recent years and have contributed to the rise in the demand for rental housing.

We believe that the increased demand for rental housing has created the institutionalization of single-family investment ownership. Prior to 2012, the single-family rental sector primarily consisted of smaller, non-institutional owners and managers, however, larger institutional investors have emerged in recent years. Despite this growth, it is estimated that institutional owners only represent approximately 375,000 units or 2.5% of all single-family rental units in the United States, according to Institutional Real Estate, Inc. The expansion of institutional owners into this asset class has led to management efficiency and technology development in the industry which has improved the cost to manage a rental home. Operating metrics for institutionally managed single-family rentals are now comparable to traditional multi-family properties as single-family rental properties exhibit similar occupancy levels to multi-family properties with lower turnover rates. In addition, according to the National Association of Realtors, the single-family housing market is the most liquid real estate asset class in the United States, with an average of 5.2 million sales of existing homes per year from 2005 to 2021.

While ATTOM, a leading curator of real estate data indicated that nationwide home-flipping rates dropped in 2022, we intend to seek out discrete opportunities where we believe we can add value, including distressed properties and motivated sellers.

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Supply: Historically Low and Favorable Conditions Are Expected to Continue

The housing market in the United States has not kept pace with population growth and household formation resulting in a shortage in supply. We believe that this supply imbalance has led to higher demand for housing across the country which ultimately affects housing prices. Due to this shortage of housing, the median home prices have increased much faster than what the consumer can afford creating an affordability problem for many Americans, exemplified in the home price to income ratio. In 1995, the home price to income ratio was 4.24, meaning the median cost of a single-family home in the U.S. was 4.24x the average median income. As of December 31, 2021, the home price to income ratio was 7.58, according to the Federal Reserve Bank of St. Louis. We believe that the “American Dream” of owning is starting to fade from the psychology of the U.S. consumer due to the hurdles associated with purchasing a home and the limited affordable supply available. This is exemplified by changes in the homeownership over the past 15 years where the homeownership rate across the country decreased in 90% of U.S. metropolitan areas. As of the end of 2021, the homeownership rate was 65% compared to 69% at its all-time high in 2004, according to a report by the U.S. Census Bureau.

We believe that the single-family and duplex rental industry is well-positioned to provide Americans, who prefer the lifestyle associated with being in a single-family home or duplex, an affordable housing solution.

Demand: Demographic Shifts and Professionally Managed Services

As the hurdles of homeownership continue to grow for the average American, we believe that the demand for rental housing increases. This shift in demand for rental housing is one of the financial components driven by affordability, however, there is also a demographic shift in the perspective of housing. Delayed household formation, desired mobility, and the illiquidity associated with owning a home are large contributors to the increasing demand for rental housing in the U.S., specifically in the “millennial” population. Millennials, while potentially experiencing higher wage growth compared to previous generations, are also plagued with student debt. According to the Department of Education, as of December 2021, borrowers between ages 24-35 have an average outstanding loan balance of $33,600. This amounts to roughly 8% of the $408,100 median home price in the U.S. Said differently, many millennials have outstanding debt instead of liquidity that could be utilized for a down payment of a home. Millennials are also forming households much later than previous generations, meaning marriage and children are coming later in life. Typically, as these life events happen, the demand for more square footage and transition from apartment living to a single-family household occurs. We believe that the combination of student debt and the delay in household formation amongst the millennial population have contributed to the demand for single-family rental housing.

Recently, the US experienced the fastest increase in prices since 1981, leading to inflation exceeding nine percent (9%) in June 2022 according to the U.S. Bureau of Labor Statistics. In response, the Federal Reserve raised interest rates by the largest amount since 1994, ending a near four-decade trend of falling, near-zero interest rates. This shift in interest rates drove mortgage rates to their highest levels in nearly 14 years. We believe that the net result of these increases in interest rates further deter home purchase activity generally, but particularly among millennials who are more likely to require debt, which ultimately may lead to an increase in demand for rentals.

Rising inflation may adversely affect a series by increasing costs of goods, materials, labor, and fuel, which may increase such series’ operating expenses. The Manager will continue to monitor and assess economic conditions, and intends to take reasonable steps to mitigate any impact on a series and/or its underlying Property, or the Company in general.

In addition to these structural hurdles that millennials face with respect to homeownership, we believe that there are psychological and geographic factors that play a part in the demand for rental housing. Psychologically, many millennials do not place as high of a value on homeownership as compared to previous generations. The purchase of a house is typically the largest investment that occurs in an individual’s lifetime and millennials are the generation that witnessed this class of investment depreciate during the financial recession. In addition, many millennials have more mobility due to remote working and improved technology. As commerce, industry and technology improve, fewer Americans will be required to be in an office which may lead to an increase in moving– especially in light of the recent move by many businesses to institute “work from home” policies as a result of the outbreak of COVID-19. The flexibility of being on an annual lease compared to owning a home allows for this optionality and thus, aids to drive demand for single family rentals.

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Lastly, we believe demand for single-family rentals will increase as the sophistication of the companies offering housing solutions improves. As of December 2021, single-family rental homes are not uncommon as there are roughly 17.5 million single-family rental homes across the U.S. and the industry has rapidly evolved since the 2008 recession. Since the recession, there has been an influx of institutional capital into the single-family rental space which has changed the general landscape of rental housing. As of December 2021, these institutions only account for less than 3% of the single-family rental industry, according to MetLife Investment Management. We believe they have played a significant role in changing the product. Institutional ownership of single-family rental homes has provided services, technology and convenience to those looking to rent a single-family home and these institutions have been well-positioned to experience the demographic shift away from homeownership. We believe that the institutionalization of the single-family rental industry provides professional management services that make the renting process even easier for many Americans.

We believe that these drivers have impacted the single-family rental industry positively already. Single-family rental demand has increased by 31% in the past 10 years according to the Census American Community Survey, compared to 14% for multifamily properties. Additionally, single-family properties have outperformed multifamily properties with respect to rent growth, vacancies, and rent payment delinquencies. As consumer preferences related to housing evolve, we expect that the demand for single-family rental housing will increase and outpace other housing sectors.

Real Estate Ownership Interests

The Company, through individual series, intends to purchase, maintain and operate properties in geographic regions in the United States. As an owner of real estate, the individual series will receive earnings from the operation of such properties or profits from the sale of such properties. Similarly, the individual series will be responsible for the expenses of the real estate. The Manager shall make the majority of day-to-day decisions relating to each property and may also delegate certain administrative tasks to property managers in such geographic regions.

Plan of Operations

The Company, the Manager and/or its affiliates will (1) target real estate for each series as described on the JoinDome.com and (2) conduct an offering to raise proceeds to acquire and fund the operation of the property for the Buy and Hold and Build Ownership strategies and the repairs and other expenses for the Fix and Flip strategy. The Company expects that each series will derive revenue either from rental payments for the properties acquired under the Buy and Hold and Build Ownership strategies and solely from the increased value of the properties acquired under the Fix and Flip strategy. Revenues derived from properties acquired under the Buy and Hold strategy will be used to pay expenses, fees and distributions during a period of approximately five (5) to ten (10) years while the series operates the properties. Revenues derived from the properties acquired under the Build Ownership strategy will be used to pay expenses, fees and distributions during a period of approximately fifteen (15) to thirty (30) years. Revenues derived from properties acquired under the Fix and Flip strategy will be used in part to pay for expenses related to the repair and sale of the property, while the remainder will be distributed to the manager and investors.

To the extent that an offering is not fully subscribed, we expect to wind down the series and return funds to investors.

Real Estate Operations

The Company’s activities (through individual series) consist of identifying real estate, acquiring and managing real estate that is, in the Company’s opinion, likely to deliver a favorable yield and appreciation. Factors leading to real estate being valuable include, without limitation, location, real estate asset class, condition, age, demand, interest rates, government regulation, and economic conditions.

Each series implementing the Buy and Hold or Build Ownership strategy intends to generate revenue from tenant rents and upon the sale of the real estate. Each series implementing the Fix and Flip strategy intends to generate revenue from the sale of the real estate. Each series acquiring undeveloped land may generate revenues after the one to three year development project and upon the sale of the real estate.

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Government Regulation

Real estate is regulated by the individual states. Most states have real estate commissions that regulate the purchase, sale and leasing of real estate. In addition, single-family homes and some multifamily homes are subject to various covenants, local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of some of the properties we acquire and may require us to obtain approval from local officials or community standards organizations at any time with respect to our some of the properties we acquire, including prior to acquiring such properties. These restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements, among others.

Competition

We have several established real estate investment platform competitors including Landa App LLC, Fundrise LLC and Arrived Homes, LLC. Our competitive advantages include a lengthy family history of successful real estate ownership and development, low minimum investment amounts, unique asset class (flips), focus on real estate pools in geographic locations in which we have years of family history and experience and an easy-to-use and practical platform.

Our Manager

We are managed by Mansa, Inc., a Delaware corporation. Pursuant to the terms of our operating agreement, the manager will provide certain management and advisory services to us and to each of our series and their subsidiaries, if any, as well as a management team and appropriate support personnel.

Description of the Management Agreements

Each series will appoint the Manager to serve as Manager (the “Manager”) to manage the respective Target Asset pursuant to a management agreement.

The services provided by the Manager will include:

- Rendering management and administrative services and support and other management support needed for the Company’s and each series’ operations;

- A license to the Website for the facilitation of the offerings of the series interests;

- Determining which assets to select and purchase; and

- Determining the amount of the selling price of the Target Asset(s) upon disposition thereof.

The term of the Management Agreement shall commence on the date executed and shall have a term of one (1) year unless earlier terminated as provided for therein. The term of the Management agreement shall be automatically extended for a series of additional one (1) year terms unless the Company notifies the Manager in writing of its desire to terminate the Management Agreement at least sixty (60) days prior to the expiration of the current term.

Each series will indemnify the Manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Manager under the Management Agreement with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

A copy of the Management Agreement is attached hereto as Exhibit 6.1.

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Operating Expenses

“Operating Expenses” are costs and expenses attributable to the activities of the series (collectively, “Operating Expenses”), including:

(i) costs incurred in managing the Target Asset, including, but not limited to property management, taxes, maintenance, insurance, and utility costs (the “Property Management Expenses”);

(ii) costs incurred in preparing any reports and accounts of the series, including any tax filings and any annual audit of the accounts of the series (if applicable) or costs payable to any third-party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;

(iii) any indemnification payments; and

(iv) any and all non-property insurance premiums, or expenses in connection with the Target Asset (as described in “Description of the Business – Business of the Company”).

Indemnification of the Manager

To the fullest extent permitted by applicable law, subject to approval of each series Manager, all officers, directors, shareholders, partners, members, employees, representatives or agents of the Manager or a series Manager, or their respective affiliates, employees or agents (each, a “Covered Person”) shall be entitled to indemnification from such series (and the Company generally) for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the series Manager, or such series and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement and any series Agreement, except that no Covered Person shall be entitled to be indemnified for any loss, damage or claim incurred by such Covered Person by reason of fraud, deceit, gross negligence, willful misconduct or a wrongful taking with respect to such acts or omissions; provided, however, that any indemnity under the Operating Agreement shall be provided out of and to the extent of the assets of such series only, and no other Covered Person or any other series or the Company shall have any liability on account thereof.

To the fullest extent permitted by applicable law, subject to approval of a series Manager, all expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by such series prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such series of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in the Operating Agreement.

Facilities

The Manager is located at 10006 Cross Creek Blvd #103, Tampa, FL 33647.

Legal proceedings

None of the Company, any series, the Manager, or any director or executive officer of the Manager is presently subject to any material legal proceedings.

DESCRIPTION OF SERIES

Dome Capital, LLC - 3142 Denver Ave

Dome Capital, LLC - 3142 Denver Ave (“Dome Series 3142 Denver Ave”) is being established to allow investors to own an indirect interest in the single-family home located at 3142 Denver Ave, Lorain, Ohio 44055, USA, through the purchase of interests in Dome Series 3142 Denver Ave Dome Series 3142 Denver Ave which will own the property (the “Dome Series 3142 Denver Ave Property”).

Dome Series 3142 Denver Ave intends to complete the acquisition of the Dome Series 3142 Denver Ave Property from Invesync, LLC, which is also managed by the Manager on or about April 30, 2025. The acquisition of the Dome Series 3142 Denver Ave property will be fully funded by investors in Dome Series 3142 Denver Ave.

Invesync is 100% owned by Shakiel Humayun who is 50% owner of the Manager. In order to address potential conflicts of interest arising from the common management of both the issuer and the seller, we engaged a third-party appraisal firm which conducted an appraisal of the property, which is attached as Exhibit 99.1 to the offering statement of which this offering circular forms a part. The property was appraised at $179,150. Based on the appraisal and comparable properties, we believe the agreed-upon sale price of the property reflects current market conditions, ensuring that the transaction terms are fair and equitable to all parties involved. Dome Series 3142 Denver Ave. See the “Use of Proceeds” section below for additional information regarding anticipated expenses and uses of offering proceeds.

Property Summary

The Dome Series 3142 Denver Ave property is a single-family home in Lorain, Ohio. The following table presents certain details regarding the Dome Series 3142 Denver Ave property:

Property Details	Description
Property Name	Dome Series 3142 Denver Ave
Address	3142 Denver Ave, Lorain, OH 44055, USA
Year Built	1900
Bedrooms	4
Baths	1.5
Square Footage	1538 Sq Ft

Property History

The Dome Series 3142 Denver Ave property was built in 1900. Dome Series 3142 Denver Ave expects to incur approximately $0 in costs related to improvement projects to the property. The Dome Series 3142 Denver Ave property is currently operating as a rental income property.

Acquisition of the Dome Series 3142 Denver Ave Property

Dome Series 3142 Denver Ave intends to enter into an agreement to acquire the Dome Series 3142 Denver Ave Property from the seller, Invesync on July 1, 2025 at a purchase price of $179,999.

The acquisition of the Dome Series 3142 Denver Ave property will be funded entirely by cash raised through investors. Pursuant to the purchase agreement, Dome Series 3142 Denver Ave will have 60-days to raise funds to purchase the Dome Series 3142 Denver Ave Property.

Property Components & Capital Expenditures

The Dome Series 3142 Denver Ave property was inspected by a licensed professional, and the inspection report indicated that the major property components are in acceptable, functional condition, with no obvious signs of defect.

With the current expected level and quality of the property components we will not recognize any deferred maintenance items and we expect that the major property components will remain in working order during the anticipated hold period for this property.

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Property Manager

The Manager will appoint Invesync as the property manager to manage the Dome Series 3142 Denver Ave Property on a discretionary basis and will enter into a property management agreement with Invesync. Pursuant to the terms of the property management agreement, Dome Series 3142 Denver Ave will pay the property manager a fee for managing the Dome Series 3142 Denver Ave property. We expect this fee to be 10% of the monthly rental income charged on a monthly basis. 10% of this fee (net 1% of the monthly rental income) will be retained to develop cash reserves.

Property Operations and Hold Period

The Dome Series 3142 Denver Ave Property was built in 1900 and is leased for $1,800 a month, which is consistent with other single-family homes in the same area. The lease is a month-to-month lease and requires 30-days written notice to terminate or modify.

The Manager anticipates that this property’s operating expenses, which include real estate taxes, property insurance and repair and maintenance costs, will be in the range of $250 to $450 per month. This estimate is based on the property manager’s due diligence and does not take into account amounts for capital expenditures for major repairs. At this time, we are not aware of and do not anticipate any significant capital expenditures for the Dome Series 3142 Denver Ave Property. For information relating to our capital expenditure expectations, see “Property Components & Capital Expenditures” above.

We intend to hold the Dome Series 3142 Denver Ave Property for five to ten years during which time, we will operate the Dome Series 3142 Denver Ave Property as a rental property. The determination by the Manager as to when the Dome Series 3142 Denver Ave property should be sold of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing lease may impact the sales price. Dome Series 3142 Denver Ave.

Asset Management Fee

The Manager will not charge an annual asset management fee for this property.

Listing & Acquisition Fees

Dome will charge the seller a listing fee in the amount of 1% of the purchase price for the Dome Series 3142 Denver Ave property upon property purchase. Dome will also charge the investors an acquisition fee in the amount of 1% of the purchase price for the Dome Series 3142 Denver Ave property.

Series Use of Proceeds

The following is a sample to demonstrate the use of proceeds of a series with a maximum offering amount of $197,599. Since there will be no minimum offering amount, the offering may not be fully subscribed, in which case the Manager will advance funds and not seek reimbursement.

The table below summarizes the estimated use of proceeds assuming full (100%) subscription of the proposed offering amount for a series seeking to acquire a $500,000 property under the Buy and Hold strategy, as well as subscription amounts of 25%, 50% and 75% of the proposed offering amount is sold. It is important to note that this represents the best estimate of Manager and is subject to change in Manager’s sole discretion.

	100% Subscription Dollar Amount	25% Subscription Dollar Amount	50% Subscription Dollar Amount	75% Subscription Dollar Amount	Percentage of Gross Cash Proceeds
Uses
Purchase Price of Property	$179,999	$45,000	$90,000	$134,999	91.09%
Closing Costs (1)	$9,000	$2,250	$4,500	$6,750	4.55%
Initial Repairs (2)	$0	$0	$0	$0	0.00%
Initial Reserves (3)	$5,000	$1,250	$2,500	$3,750	2.53%
Listing Fee	$1,800	$450	$900	$1,350	0.91%
Acquisition Fee	$1,800	$450	$900	$1,350	0.91%
Total Expenses	$17,600	$4,400	$8,800	$13,200	8.91%
Total Proceeds	$197,599	49,400	98,799	148,199	100.00%

(1)	Closing costs will be estimates only, assuming a value equal to 5% of the purchase price of the property.

(2)	The property is currently rented and no initial repairs are anticipated at this time.

(3)	Initial reserves will be calculated as up to three times the total monthly operating expense of the subject property.

The allocation of the net proceeds of this offering set forth above represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues, if any, and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and the proceeds of the offering. The Manager reserves the right to modify the use of proceeds based on the factors set forth above.

The cash reserves needed to operate the asset of each series are anticipated to be approximately five percent (5%) of the property values per year. The Company expects that the proceeds from this offering, including if the offering is 25%, 50% or 75% subscribed, will satisfy the series’ cash requirements such that the series will not need to raise additional funds in the next six months in order to implement its plan of operating. The Manager determined this estimated amount based upon industry standards, general economic conditions and the roughly anticipated taxes and insurance rates. However, this is merely an estimate and the actual expenses could exceed this reserve amount. The cash reserves estimate does not include amounts for any possible future renovations or remodeling costs of the respective property the Manager may determine are necessary, though such activities are not expected.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

Dome Capital, LLC (the “Company”) is a Delaware series limited liability company.

The Company was formed for the purpose of creating the series and offering interests in such series, and may form new series from time to time. Each series will be governed by a Master Agreement and the Series Designation for such series, which is included as an exhibit to this Offering Circular and will also be available at the applicable property page on the Website. We expect that the Company, and each series’, sole source of income will be from rental income and any profits on the appreciation of any Target Asset, if there is a disposition of the Target Asset.

The purpose of each series is to acquire, hold and manage Target Assets, and offer a unique investment opportunity for eligible investors to benefit from the performance of such Target Assets. The offering proceeds will be applied to invest in Target Assets under one of three strategies as described in this Offering Circular.

The series’ primary investment objective is to acquire desirable rental properties that provide attractive, risk adjusted, returns. We intend to acquire properties located in “metropolitan statistical areas” that provide economic growth and strong rental demand. Our objective is to manage each of the properties in an effort to maximize net rental income and the amount of cash flow that is distributed to the holders of the interests of the applicable series. To that end, we will target properties that we believe are either in a stable condition as we determine through due diligence during the acquisition process or properties where we believe we can add value. We will seek to acquire properties that we believe will provide monthly net income distributions to investors, without holding periods. Real estate acquisitions will be on an opportunistic basis. However, there is no assurance that our management or acquisition objectives will be realized.

Results of Operations

Having not commenced active operations, we have not acquired any properties or other assets, our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted assets, the residential real estate industry and real estate generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $75,000,000 of interests. Our principal demands for cash will be for acquisition costs, including the purchase price of the properties and the payment of our operating and administrative expenses. Generally, we will fund additional acquisitions from the net proceeds of this offering.

We intend for each Series to acquire additional Target Assets with cash. As we are dependent on capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering. We expect to acquire properties and meet our business objectives regardless of the amount of capital raised in this offering.

We anticipate that adequate cash will be generated from operations to fund the operating and administrative expenses of each Series. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent the performance of the economic and business environments of the various markets in which our underlying properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets. If we are not able to raise sufficient funds to acquire a property, the Manager reserves the right to contribute funds to the relevant series to acquire such property. If the Manager elects not to contribute funds to acquire a property, Investors who have subscribed to such series will have the option to have their funds returned or reinvested in another series. See “Description of Bonds - Certain Covenants” in this offering circular for more information.

We expect the series to hold each of the Target Assets for various periods ranging from three (3) months to thirty (30) years; however, the Manager, acting in its sole discretion, may dispose of a Target Asset and dissolve a series pursuant to the terms of the Master Agreement.

Further, each series will have certain fixed Operating Expenses, which in the case of the series will be regardless of whether it is able to raise substantial funds in its offering.

Each series may use its capital resources to make certain payments to the Manager in connection with the management of its Property and costs incurred by the Manager in providing services to it. The Manager will generally pay any expenses related to each series from its portion of Distributable Cash for the relevant series.

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Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the membership interests.

Plan of Operations

As stated, the Company is in the business of acquiring interests in properties using various strategies including Buy and Hold, Fix and Flip, Build Ownership and land development, among others. As the Company acquires the interests in these properties in the future, the Company will recognize its share of the rental income less any expenses paid for or incurred on behalf of a specific property for properties acquired under the Buy and Hold Strategy. For properties acquired under the Buy and Hold and Build Ownership strategies, we expect that each series will derive revenue from rental payments for the properties acquired, which revenue will be used to pay distributions during a period of approximately five to seven years for the Buy and Hold Strategy and 15 to 30 years for the Build Ownership Strategy, while the series operates the properties. For properties acquired under the Fix and Flip strategy, we expect that each series will derive revenue from the sale of the property following the rehabilitation and sale of such property within three to six months. For series acquiring undeveloped land, we expect that each series will derive revenues after the approximate one to three year development phase and generate revenues for the remainder of the three to five year hold period and from the sale of the property.

MANAGEMENT

Manager

The Manager of the Company is Mansa, Inc. d/b/a Dome, a Delaware corporation formed on July 21, 2021. The Manager is also the sole member of the Company.

The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our business strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager is responsible for determining maintenance required in order to maintain or improve the quality of the assets acquired by each series, determining how to monetize each series and other assets, which may lead to the liquidation of the series or other series as the case may be.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, asset operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of series Interest Holders. The Manager itself has no track record and is relying on the track record of its individual officers, directors and advisors.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement. We have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

Under Delaware law, the fiduciary duties of a manager to the limited liability company and to its members are limited to that of good faith and fair dealing. The Operating Agreement for the Company has set forth standards by which the duties of the Manager are to be measured.

Among other things, the Operating Agreement recognizes that the Manager (directly or through affiliates) is permitted to conduct outside business activities that may conflict with the Company’s business. The Company’s business operations and affairs will be managed entirely by the Manager, which may be subject to certain conflicts of interest. (See “POTENTIAL CONFLICTS OF INTEREST.”) In addition, the Manager may submit any contract or act for approval or ratification of by the Members of the Company, and any contract or act approved or ratified by the affirmative vote of the Members holding a majority of percentage interests will not constitute a violation of the Manager’s duties to the Company or its Members.

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The Members have not been separately represented by independent legal counsel in their dealings with the Manager. Members must rely on the good faith and integrity of the Manager to act in accordance with the terms and conditions of this offering. The terms of establishment of the Company, its operations, and the Operating Agreement has been prepared by the Manager. Therefore, the terms and the Operating Agreement have not been negotiated in an arms’ length transaction, and there is no assurance that the Company could not have obtained more favorable terms from a third party for any of these agreements. INVESTORS SHOULD CONSULT WITH THEIR OWN COUNSEL TO EVALUATE ANY AND ALL OF THESE AGREEMENTS AND RELATIONSHIPS.

The Manager must, on demand, give to any Member or his, her, or its legal representative true and complete information concerning all Company affairs as required by law. Each Member or his, her, or its legal representative has the right to inspect and copy the Company books and records upon reasonable request and in accordance with applicable law.

The Operating Agreement provides that the Manager shall have no liability to the Company for losses resulting from errors in judgment or other acts or omissions, as long as (i) the Manager determined, in good faith, that such action or inaction was in, or not opposed to, the best interests of the Company and (ii) such action or inaction did not constitute fraud, deceit, willful misconduct, gross negligence, or a wrongful taking. The Operating Agreement also provides that the Company shall indemnify the Manager against liability and related expenses (including reasonable attorneys’ fees and costs) incurred in dealing with the Company, Members or third parties, so long as the standard described above is met. Therefore, Members may have a more limited right of action then they would have absent these provisions in the Operating Agreement. A successful indemnification of the Manager or any litigation that may arise in connection with the Manager’s indemnification could deplete the assets of the Company. Members who believe that a breach of the Manager’s duty has occurred should consult with their own counsel.

Executive Officers and Directors of the Manager

The following individuals constitute the Board of Directors and executive management of the Manager:

Name	Age	Position	Term of Office (Beginning)
Nabeel Syed	33	Chief Executive Officer	April 2024
Shakiel Humayun	50	Co-Founder	July 2021
Shastri Mahadeo	37	Co-Founder & Chief Operating Officer	July 2021

Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Nabeel Syed

Nabeel Syed, the newly appointed CEO, is a seasoned technology leader who served as an Associate Vice President of a global technology agency (Konrad Group) for the past 8 years. While at Konrad, he oversaw digital growth and helped bring products and solutions to market for organizations like Equinox, HP, NYU, Oracle, and others. His expertise is in developing go-to-market strategies, user adoption, and product roadmapping. Nabeel has a background in Engineering, Law, and Management Consulting.

Nabeel has a BASc, Mechanical Engineering (Honours), with a Management Science Option from the University of Waterloo.

Shakiel Humayun

Shakiel Humayun, the Co-Founder and Co-President is an entrepreneur and non-profit leader. Mr. Humayun has over 20 years of experience investing in real estate that stems from a family background in real estate. In 2016, he founded Invesync, LLC, which manages investments in real estate, energy, and construction. For 12 years prior, Shakiel engaged in a plethora of real estate investments that included new development, rentals, flips, wholesaling, and property management. Concurrently with this engagement in real estate deals, from 2010 to 2014, Mr. Humayun was the Managing Partner at Statewide Merchants, Inc. which provided merchant payment solutions to its clients. Mr. Humayun is currently also the Founder and CEO of Extra Zero, LLC, a digital advertising company that has generated over $25 million in ad revenue for its clients in 24 months. Since 2020, Mr. Humayun through Guideco, LLC, has been a Business Management Consultant helping companies create systems that allow them to scale with profitability.

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In the non-profit sector, Mr. Humayun is the Founder of NYC Muslim Center, Inc., the largest Islamic center in New York City, which was founded 13 years ago. The center consists of the Wellspring Schools (Elementary, Middle, & High School) a highly sought after private school built on emphasizing creativity and higher order thinking skills, the FKAD Institute, which was founded 4 years prior, where courses are taught that dispel misconceptions about Islam, and the Jesus son of Mary Mosque. The center also consists of a myriad of programs like the NYCMC Business Incubator that provided support and mentorship to new entrepreneurs, the NYCMC Angels that provided food and financial relief during the NYC Covid crisis, and like Uplift which helps remove stigma surrounding mental health through fostering effective communication. Two years ago, Shakiel founded the Jesus son of Mary Center, Inc in Tampa that is on track to be an impactful community center.

Shakiel holds a BBA in Business Administration from the Zicklin School of Business, Baruch College.

Shastri Mahadeo

Shastri Mahadeo, the Co-Founder and Chief Operating Officer is a serial entrepreneur who has been building companies in the consumer goods market for the past two decades. From 2017 to 2021 he was the founder/CEO of Unioncrate, an artificial intelligence (AI)-powered demand planning software that was used by top brands such as Kraft-Heinz, Spindrift, Caulipower and others. His company has worked with brands to reduce costs and maintain a nimble supply chain, including throughout the COVID-19 pandemic. Shastri has raised over $13 million in capital from top-tier venture funds including Susa Ventures, Founders Fund, and Bain Capital Ventures.

COMPENSATION

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of Target Assets, service acquired assets and monitor the performance of these assets to ensure that they are consistent with our business objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, Mansa, Inc. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of Manager

The Manager may, in its sole discretion, may receive reimbursement for costs incurred relating to this and other offerings (e.g., Offering Expenses and Operating Expenses).

A more complete description of Management of the Company is included in “Description of the Business” and “Management”.

Except as set forth herein, we do not have any ongoing plan or arrangement for the compensation of executive officers and our Manager.

PRINCIPAL INTEREST HOLDERS

The Company is managed by the Manager, which is also the Company’s 100% owner. Shakiel Humayun and Shastri Mahadeo each own 50% of the Manager. See the section entitled “Management – Background of the Members of the Manager.” Manager and/or its affiliates have no intention of owning any of the interests in the series at closing. However, Manager and/or its affiliates still reserve the right to participate in the offerings in cash on the same terms and conditions as the Investors at their discretion, subject to a maximum of 40% of such series. The address of our Manager is 10006 Cross Creek Blvd #103. Tampa, Florida 33647.

The Manager or an affiliate of the Manager may purchase interests in cash in any series of the Company on the same terms as offered to investors, subject to a maximum of 40% of such series. No brokerage fee will be paid on any interests purchased by the Manager or its affiliates.

RELATED PARTY TRANSACTIONS

Since our formation in January 2023, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our equity had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would have been paid or received, as applicable, in arm’s-length transactions.

On March 1, 2025 we entered into an agreement to purchase a single-family home in Lorain, Ohio for $179,999 from Invesync, LLC, which is wholly-owned by Shakiel Humayun, who owns 50% of the Manager. In order to address potential conflicts of interest, we plan to engage a third-party appraisal firm which will conduct a thorough appraisal of the property. Based on comparable properties, we believe the agreed-upon sale price of the property reflects current market conditions, ensuring that the transaction terms are fair and equitable to all parties involved.

44

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the acquisition, holding, and disposition of the interests. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the current and temporary regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of each series will be in accordance with its applicable organizational documents and as described in this Offering Circular.

Except as explicitly set forth below, this discussion is limited to U.S. Holders (defined below) who hold the interests as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt or governmental organizations, financial institutions or broker-dealers, non-U.S. individuals and corporations, U.S. expatriates, persons who mark-to-market the interests, subchapter S corporations, partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes, U.S. Holders whose functional currency is not the U.S. dollar, regulated investment companies and REITs, trusts and estates, holders who receive the interests through the exercise of compensatory options or otherwise as compensation, persons holding the interests as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, persons subject to the alternative minimum tax provisions of the Code, persons holding the interests through a partnership or similar pass-through entity, and persons holding a 10% or more (by vote or value) beneficial interest in the interests.

Except as explicitly set forth below, this section addresses only certain U.S. federal income tax considerations, and does not address state, local, non-U.S., or non-income tax considerations. The statements in this section are based on the current U.S. federal income tax laws, are for general information purposes only and are not tax advice. New laws, interpretations of law, regulations. or court decisions, any of which may take effect retroactively, could cause one or more statements in this section to be inaccurate.

As used herein, the term “U.S. Holder” means a beneficial owner of interests that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) control all of the substantial decisions of the trust or if a valid election is in place under the applicable Treasury Regulations to treat the trust as a United States person.

45

If an entity treated as a partnership for U.S. federal income tax purposes is an owner of the interests, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. An Interest Holder that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of acquiring, holding and disposing of the interests.

THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF ACQUIRING, HOLDING AND DISPOSING OF THE INTERESTS WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF THE INTERESTS.

General

Dome Capital, LLC is organized as a Delaware series limited liability company. We intend to treat each series as a separate entity for U.S. federal income tax purposes. In addition, we intend that each series will elect to be treated for U.S. federal tax purposes as a separate LLC, and the discussion below assumes that each series will be so treated.

Distributions

Distributions made with respect to the interests of a series will be treated as dividends to the extent of the current and accumulated earnings and profits of the series as determined for U.S. federal income tax purposes. Dividends are ordinary income, but dividends received by a non-corporate U.S. Holder may qualify for a reduced rate of federal income tax as “qualified dividend income” if certain holding period requirements are satisfied. Qualified dividend income is taxed at the rates applicable to long-term capital gains, including a maximum U.S. federal income tax rate of 20%. Dividends received by a corporate U.S. Holder may be eligible for the corporate dividends-received deduction if certain holding periods are satisfied.

Any distributions in excess of a series’ current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the interests, but rather will reduce the adjusted tax basis of such interests. To the extent that such distributions exceed the U.S. Holder’s adjusted tax basis in the interests, such distributions will be included in income as capital gain.

Sale, Exchange, or other Taxable Disposition

Upon the sale, exchange, or other taxable disposition of a series’ interests, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the interests. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of the interests. A U.S. Holder’s tax basis in an interest generally will be equal to the cost of acquiring the interest to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above). Gain or loss realized on the sale, exchange, or other taxable disposition of a series’ interests generally will be capital gain or loss and will be long-term capital gain or loss if the interests have been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder is generally taxed at preferential rates. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Net Investment Income Tax

Individuals, trusts and estates with income exceeding certain thresholds are also subject to a 3.8% tax on net investment income. Distributions included in income (whether as dividends or capital gains) and any gain on the sale, exchange or otherwise taxable disposition of Shares will be included in net investment income for purposes of the 3.8% tax.

46

Tax Withholding

A series may be required in certain circumstances to apply backup withholding on dividends, distributions, and redemption proceeds payable to any holder (including a U.S. Holder) that fails to timely provide the Fund with its correct taxpayer identification number or to make required certifications. Backup withholding is not an additional tax and any amount withheld may be refunded or credited against the U.S. Holder’s federal income tax liability, provided that a return is timely and properly filed with the IRS. Backup withholding will not be applied to payments subject to the 30% withholding tax described in the prior paragraph.

Under legislation commonly known as “FATCA,” a series will be required to withhold U.S. federal income tax at the rate of 30% on distributions treated as dividends for tax purposes unless the recipient timely provides proper certifications on a valid U.S. Form W-8 or W-9. Withholding under FATCA generally applies to certain “foreign financial institutions” and “non-financial foreign entities.” Withholding will not apply to a U.S. Holder that timely provides a valid U.S. Form W-9.

If we determine withholding is required with respect to a distribution or payment, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.

WHERE TO FIND ADDITIONAL INFORMATION

The Manager will answer inquiries from potential Investors in the series contained in this Offering Circular concerning the series interests, the Company, the Manager and other matters relating to the offer and sale of the series interests under this Offering Circular. The Company will afford the potential Investors in the interests the opportunity to obtain any additional information to the extent the Company possesses such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

All potential Investors in the interests are entitled to review copies of any other agreements relating to the series interests described in this Offering Circular, if any. In the Subscription Agreement, you will represent that you are completely satisfied with the results of your pre-investment due diligence activities.

Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offering Circular, except as so modified or superseded.

Requests and inquiries regarding this Offering Circular should be directed to:

Dome Capital, LLC

E-Mail: updates@joindome.com

Tel: 848-283-5646

Attention: Shakiel Humayun

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

47

Dome Capital, LLC

A Delaware Series Limited Liability Company

Financial Statements and Independent Auditor’s Report

As of December 31, 2024 and 2023, for the Year Ended December 31, 2024, and for the Period from January 18, 2023 (Inception) to December 31, 2023

PAGE

Independent Auditor’s Report	F-2

Audited Financial Statements as of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the Period From January 18, 2023 (Inception) to December 31, 2023

Balance Sheets	F-3

Statements of Operations	F-4

Statements of Changes in Member’s Equity	F-5

Statements of Cash Flows	F-6

Notes to the Financial Statements	F-7

F-1

To the Managing Member of

Dome Capital, LLC

Tampa, Florida

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Dome Capital, LLC (the “Company”) which comprise the balance sheets as of December 31, 2024 and 2023, and the related statement of operations, changes in member’s equity, and cash flows for the year ended December 31, 2024 and for the period from January 18, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from January 18, 2023 (inception) to December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not yet commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. As of December 31, 2024, the Company has no liquid assets and is reliant upon its manager to fund its existing and ongoing financial obligations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that is free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

March 25, 2025

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

DOME CAPITAL, LLC

BALANCE SHEETS

	As of
	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$-	$10
Deferred offering costs	60,181	29,941
Total Current Assets	60,181	29,951
TOTAL ASSETS	$60,181	$29,951

Liabilities and Member’s Equity/(Deficit)
Current Liabilities:
Accounts payable and accrued expenses	$47,839	$22,594
Due to related party	18,642	7,347
Total Current Liabilities	66,481	29,941
Member’s Equity/(Deficit)	(6,300)	10
TOTAL LIABILITIES AND MEMBER’S EQUITY/(DEFICIT)	$60,181	$29,951

See accompanying Independent Auditor’s Report and accompanying notes,

which are an integral part of these financial statements.

F-3

DOME CAPITAL, LLC

STATEMENTS OF OPERATIONS

For the year ended December 31, 2024 and for the period from January 18, 2023 (inception) to December 31, 2023

	December 31, 2024	December 31, 2023
Revenue:
Total revenue	$-	$-
Expenses:
General and administrative	6,300	-
Net income/(loss)	$(6,300)	$-

See accompanying Independent Auditor’s Report and accompanying notes,

which are an integral part of these financial statements.

F-4

DOME CAPITAL, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY/(DEFICIT)

For the year ended December 31, 2024 and for the period from January 18, 2023 (inception) to December 31, 2023

	December 31, 2024	December 31, 2023
Member’s equity/(deficit), beginning of period	$10	$-
Capital contributions	-	10
Capital distributions	(10)	$-
Net income/(loss)	(6,300)	-
Member’s equity/(deficit), end of period	$(6,300)	$10

See accompanying Independent Auditor’s Report and accompanying notes,

which are an integral part of these financial statements.

F-5

DOME CAPITAL, LLC

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2024 and for the period from January 18, 2023 (inception) to December 31, 2023

	December 31, 2024	December 31, 2023
Cash Flows from Operating Activities:
Net income/(loss)	$(6,300)	$-
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Changes in operating assets and liabilities:	-	-
Increase in accounts payable and accrued expenses	25,245	22,594
Net cash provided by operating activities	18,945	22,594
Cash Flows from Financing Activities:
Advances from related party	11,295	7,347
Contribution	-	10
Distribution	(10)	-
Offering Cost	(30,240)	(29,941)
Net cash used in financing activities	(18,955)	(22,584)
Net Change in Cash	(10)	10
Cash at Beginning of Period	10	-
Cash at End of Period	$-	$10
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest expense	$-	$-
Cash paid for income tax	$-	$-

See accompanying Independent Auditor’s Report and accompanying notes,

which are an integral part of these financial statements.

F-6

DOME CAPITAL, LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from January 18, 2023 (inception) to December 31, 2023

1.	Nature of Operations

Dome Capital, LLC (the “Company”) is a Delaware series limited liability company formed on January 18, 2023 under the laws of Delaware. The Company was formed to originate senior loans collateralized by commercial real estate in the United States of America. The Company was formed to engage in the business of acquiring, managing and renting commercial and residential properties (each “Property” and collectively, the “Properties”). The Company expects to create, separate series of interests (each a “Series” or “Series of Interests”), that each Property will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interest (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The Company is 100% owned by its parent company, Mansa, Inc. (the “Parent”).

As of December 31, 2024, the Company had not yet commenced activities. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business. The Company anticipates raising a maximum of $75 million of Interests pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and all values are stated in United States dollars. The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) is the exclusive reference of authoritative accounting principles recognized by nongovernmental entities with the exception of guidance issued by the Securities and Exchange Commission (“SEC”) and its staff. The Company has adopted a calendar year as its fiscal year.

Use of Estimates

The preparation of the financial statements requires the management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. The management believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company’s financial statements.

Significant Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to credit risk and changes to regulations governing the Company’s industry. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations.

See accompanying Independent Auditor’s Report.

F-7

DOME CAPITAL, LLC

Notes to the Financial Statements

As of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from January 18, 2023 (inception) to December 31, 2023

Cash and Cash Equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation or Securities Investor Protection Corporation limitations. As of December 31, 2024, the Company has cash amounting to $0.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity/(deficit) upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements. The Company will reimburse the Manager for any offering costs incurred by the Manager from the proceeds from each Series offering. As of December 31, 2024 and 2023, the Company has deferred $60,181 and $29,941 of capitalized offering costs, respectively.

Fair Value of Financial Instruments

In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820-10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One – Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two – Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three – Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

The carrying amounts reported in the balance sheets approximate their fair value.

See accompanying Independent Auditor’s Report.

F-8

DOME CAPITAL, LLC

Notes to the Financial Statements

As of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from January 18, 2023 (inception) to December 31, 2023

Real Estate and Depreciation

Real estate properties are stated at cost less accumulated depreciation. Depreciation of buildings and other improvements is computed using the straight-line method over the estimated remaining useful lives of the assets, which generally range from 11 to 40 years for buildings and 3 to 13 years for site improvements. If the Company determines that impairment has occurred, the affected assets are reduced to their fair value. Building improvements are capitalized, while maintenance and repair expenses are charged to expense as incurred. Significant renovations and improvements that improve or extend the useful life of the assets are capitalized.

Revenue

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Revenues are generated within each Series. Rental revenue, net of concessions, is recognized on a straight-line basis over the term of the lease.

No revenue has been earned or recognized through December 31, 2024 and 2023.

Organizational Costs

In accordance with FASB ASC 720, “Other Expenses”, organizational costs, including accounting fees, legal fees, and costs of organization, are expensed as incurred.

Offering Expenses

The Company will reimburse the Manager for offering expenses actually incurred in connection with a Series offering. In general, these costs include legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering. The Manager will be responsible for all offering expenses on behalf of each Series and may at its sole discretion, be reimbursed by the Series through the proceeds of the Series offering for offering expenses actually incurred.

Acquisition Expenses

In general, acquisition expenses include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, appraisal (or valuation), development and acquisition of the Property related to a Series. Each Series will be responsible for its acquisition expenses which it will pay out of the proceeds of its offering and will reimburse the Manager for such costs.

Allocation Policy

All profits and losses of the Company shall be allocated to the member in accordance with the operating agreement but profits and losses of a Series shall be for the account of such Series.

See accompanying Independent Auditor’s Report.

F-9

DOME CAPITAL, LLC

Notes to the Financial Statements

As of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from January 18, 2023 (inception) to December 31, 2023

Operating Expenses

Operating expenses are costs and expenses attributable to the activities of the Series.

If the operating expenses exceed the amount of revenues generated from the target asset, the Manager may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (“Operating Expenses Reimbursement Obligation(s)”), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

Certain target assets will be revenue-producing assets from inception. As such, for such target assets, the Company may not require operating expenses reimbursement obligations unless and until the first year operating expenses are depleted.

Income Taxes

The Company is a pass-through entity and is not subject to income taxes in any jurisdiction. The elements of income and expense are included on the tax returns of the entity’s members. GAAP prescribes the minimum recognition threshold an income tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The Company did not have any uncertain tax positions or unrecognized tax benefits at December 31, 2024 and 2023. The guidance on accounting for uncertainty for income taxes also provides guidance on interest and penalties on income taxes. The Company has elected to classify interest and penalties incurred on income taxes, if any, as income tax expense. No interest or penalties have been recorded during the periods ended December 31, 2024 and 2023. As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company’s net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements.

The Company anticipates paying distributions to members in amounts adequate to meet their tax obligation. The Company applies the authoritative guidance for uncertainty in income taxes included in FASB ASC 740, Income Taxes, as amended by Accounting Standards Update 2009-06, Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities. This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of December 31, 2024 and 2023, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company intends to treat each Series as a separate entity for U.S. federal income tax purposes and will elect to be treated as a corporation.

See accompanying Independent Auditor’s Report.

F-10

DOME CAPITAL, LLC

Notes to the Financial Statements

As of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from January 18, 2023 (inception) to December 31, 2023

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

3.	Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits through December 31, 2024. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.	Related Party Transactions

The Company is a wholly owned subsidiary of Mansa, Inc. and currently operates under an operating arrangement with Mansa, Inc. (the “Manager”). The Manager serves as the asset manager for the real estate properties owned by the Company and each underlying Series.

Pursuant to the operating agreement, the Manager shall have complete and exclusive authority to manage the affairs of the Company and each Series and to make all decisions with regard thereto, including, without limitation, their day-to-day affairs.

The Manager shall have the complete and exclusive authority to purchase, sell or otherwise dispose the assets of the Company or the Property of each Series, and effect the dissolution of the Company or termination of the Series in accordance with the operating agreement. Upon the sale of the Property or the termination and liquidation of a Series in accordance with the provisions of the operating agreement, the proceeds of liquidation of a Series or the sale of the Property shall be distributed first to creditors of such Series, including the Manager, the member, and any Series members who are creditors and second to the Series members of such Series pro rata in proportion to their holdings of Series shares of such Series, with such distributions to be made by the end of the fiscal year during which the liquidation occurs (or, if later, ninety (90) days after the date of the liquidation).

See accompanying Independent Auditor’s Report.

F-11

DOME CAPITAL, LLC

Notes to the Financial Statements

As of December 31, 2024 and 2023, for the year ended December 31, 2024, and for the period from January 18, 2023 (inception) to December 31, 2023

The Manager may at its sole discretion reimburse the Company for any costs that may be expended by the Company. The Manager shall be entitled also to the fees from each Series including, but not limited to, (i) the property management fee and any fees described in the series designation, and (ii) to expense reimbursement, in each case in accordance with the management agreement. All investments by the Company or any Series, including the purchase of any property to be held by such Series, shall be made on such terms and conditions as the Manager may determine.

At such time there is distributable cash following such period, such distributable cash shall be allocated 75% to the interest holders of the series of interests on a pro rata percentage basis and 25% to the Manager, which amount the Manager may decrease in its sole discretion.

Due to Related Party

During the period ended December 31, 2024, the Manager paid $4,995 for deferred offering costs and $6,300 for professional fees on behalf of the Company. The balance of $7,347 related to deferred offering costs paid by the Manager during the period ended December 31, 2023 remains payable. The outstanding balances of due to related party as of December 31, 2024 and 2023 were $18,642 and $7,347, respectively. There was no formal agreement entered into for these transactions. The balances bear no interest and are considered payable on demand.

5.	Member’s Equity/(Deficit)

Securities Offered

The securities offered will be classified as equity instrument, per ASC 321. Investors will acquire membership interests in a Series of the Company, each of which is intended to be a separate Series of the Company for purposes of assets and liabilities. It is intended that owners of interests in a Series will only have assets, liabilities, profits and losses pertaining to the specific target asset owned by that Series. The Interests will be non-voting except with respect to certain matters set forth in the series limited liability company operating agreement of the Company (the “Operating Agreement”). The purchase of membership interests in a Series of the Company is an investment only in that Series (and with respect to that Series’ target asset) and not an investment in the Company as a whole.

No membership units have been issued as of December 31, 2024 and 2023. $0 and $10 capital has been contributed to the Company as of December 31, 2024 and 2023, respectively.

At such time there is distributable cash following such period, such distributable cash shall be allocated 75% to the interest holders of the series of interests on a pro rata percentage basis and 25% to the Manager, which amount the Manager may decrease in its sole discretion.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

6.	Commitments and Contingencies

The Manager will be responsible for all offering expenses on behalf of each Series and may at its sole discretion, be reimbursed by the Series through the proceeds of the Series offering for offering expenses actually incurred. Each Series will be responsible for its acquisition expenses which it will pay out of the proceeds of its offering and will reimburse the Manager for such costs as well as for certain other costs. The Manager has agreed to pay and be reimbursed for offering expenses incurred with respect to the intended offering.

While there is no currently known pending legal proceedings and regulatory actions, the Company could become subject to legal proceeding or regulatory actions in the ordinary course of business. The Company does not anticipate any legal proceedings or regulatory actions that could have a material adverse effect on its business, financial condition or results of operations.

7.	Subsequent Events

Series Designation

On March 10, 2025, the Company established its first series, Dome Capital LLC - 3142 Denver Ave. The Series designation establishes a monthly management fee of 10% of the gross monthly rent to the Manager and 20% of distributable cash to the Manager. The Company also expects to pay the Manager a listing fee of 1% of the purchase cost of each property and an acquisition fee of 1%-6% of the purchase costs of each property.

Regulation A Offering

The Company intends to initiate a Regulation A offering of its Series membership interests in 2025.

Management’s Evaluation

The financial statements were approved by management and available for issuance on March 25, 2025. Subsequent events have been evaluated through this date. There are no additional material events requiring disclosure or adjustment to the financial statements.

See accompanying Independent Auditor’s Report.

F-12

EXHIBIT INDEX

Exhibit Number	Description

2.1	Certificate of Formation of Dome Capital, LLC

2.2	Series Limited Liability Company Operating Agreement of Dome Capital, LLC

2.3	Certificate of Registered Series for Series 3142 Denver Ave

3.1	Series Designation for Series 3142 Denver Ave

4.1	Form of Subscription Agreement

6.1+	Management Agreement by and between Dome Capital, LLC and Mansa, Inc.

6.2	Lease Agreement for Series 3142 Denver Ave

6.3	Purchase and Sale Agreement for 3142 Denver Ave

11.1	Consent of Artesian CPA

11.2**	Consent of Whiteford, Taylor & Preston LLP (included in Exhibit 12.1)

12.1	Opinion of Whiteford, Taylor & Preston LLP

13.1	Testing the Waters Materials

99.1	Independent Appraisal Report for 3142 Denver Ave

*	To be filed by amendment
**	Included with the legal opinion to be provided pursuant to item (12)
+	Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 16, 2025.

Dome Capital, LLC

By: Mansa, Inc., its Manager

By:	/s/ Nabeel Syed
Name:	Nabeel Syed
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Nabeel Syed
Name:	Nabeel Syed
Its:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Shastri Mahadeo
Name:	Shastri Mahadeo
Its:	Co-Founder and Chief Operating Officer of the Manager (Principal Financial Officer and Principal Accounting Officer)

Signature Page to Offering Statement

49